UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Securities Exchange Act of 1934 (Amendment No.)
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Taubman Centers, Inc.
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TAUBMAN CENTERS, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 1, 2016
To the Shareholders of Taubman Centers, Inc.:
The 2016 Annual Meeting of Shareholders of Taubman Centers, Inc. (the Company) will be held on Wednesday, June 1, 2016, at The Townsend Hotel, 100 Townsend Street, Birmingham, Michigan 48009, at 11:00 a.m., Eastern time, for the following purposes:

1.	To elect three directors named in the accompanying proxy statement to serve until the 2019 annual meeting of shareholders;

2.	To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the year ending December 31, 2016;

3.	To approve (on an advisory basis) the compensation of our named executive officers; and

4.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
The Board of Directors has fixed the close of business on April 4, 2016 as the record date for determining the shareholders entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the annual meeting.
We have elected again to furnish proxy materials to you primarily through the Internet, which expedites your receipt of materials, lowers our expenses and conserves natural resources. On or about April 20, 2016, we intend to mail to our shareholders of record (other than shareholders who previously requested e-mail or paper delivery of proxy materials) a notice containing instructions on how to access our 2016 proxy statement and 2015 annual report through the Internet and how to vote through the Internet. The notice also will include instructions on how to receive such materials, at no charge, by paper delivery (along with a proxy card) or by e-mail. Beneficial owners will receive a similar notice from their broker, bank or other nominee. Please do not mail in the notice, as it is not intended to serve as a voting instrument. Notwithstanding anything to the contrary, the Company may send certain shareholders of record a full set of proxy materials by paper delivery instead of the notice or in addition to sending the notice.
If you elected to receive the proxy materials by paper delivery, the annual report, proxy statement (together with the notice of annual meeting), and proxy card or voting instruction card will be enclosed. You can elect to receive future proxy materials by e-mail at no charge instead of receiving these materials by paper delivery by voting using the Internet and, when prompted, indicating you agree to receive or access shareholder communications electronically in future years.
By Order of the Board of Directors
Robert S. Taubman,
Chairman of the Board, President and Chief Executive Officer
Bloomfield Hills, Michigan
April 12, 2016
Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to vote promptly to save us the expense of additional solicitation. If you attend the annual meeting, you may revoke your proxy in accordance with the procedures set forth in the proxy statement and vote in person.

PROXY SUMMARY

This proxy summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider and therefore you should read the entire proxy statement before voting. For more complete information regarding the Company's 2015 performance, review the Company's annual report on Form 10-K for the year ended December 31, 2015.

Please Vote Today
Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to vote promptly to save us the expense of additional solicitation. Please carefully review the proxy materials for the 2016 annual meeting and follow the instructions below to cast your vote on all of the voting matters.

Voting Matters and Board Recommendations

Board Recommendation
Proposal 1	Election of Directors (page 12)	FOR each nominee

Proposal 2	Ratification of Auditors (page 67)	FOR

Proposal 3	Advisory Vote to Approve Named	FOR
Executive Officer Compensation (page 68)

Voting Methods in Advance of Annual Meeting
Even if you plan to attend the 2016 annual meeting in person, please vote right away using one of the following voting methods (see pages 4-6 for additional details). Make sure to have your proxy card or voting instruction card in hand and follow the instructions.
You can vote in advance in one of three ways:

•	Use the Internet. Visit the website listed on your proxy card or voting instruction card.

•	Call by Telephone. Call the telephone number on your proxy card or voting instruction card.

•	Send by Mail. Sign, date and return your proxy card or voting instruction card in the enclosed envelope.

Attend and Vote at Annual Meeting
Date: Wednesday, June 1, 2016
Time: 11:00 a.m., Eastern time
Location: The Townsend Hotel, 100 Townsend Street, Birmingham, Michigan 48009
Shareholders of record, and beneficial owners (if in possession of a proxy from your broker, bank or other nominee), as of April 4, 2016 may attend and vote at the annual meeting.

Director Nominees
The Board currently consists of nine members serving three-year staggered terms. Three directors are to be elected at the annual meeting, each to serve until the 2019 annual meeting of shareholders or until such director's earlier resignation, retirement or other termination of service. The Board has renominated Jerome A. Chazen, Craig M. Hatkoff and Ronald W. Tysoe for new three-year terms and the following table provides summary information about such director nominees.

Name	Age	Director Since	Independent	Primary Occupation	Committee Memberships	Current Public Company Boards
Jerome A. Chazen	89	1992	Yes	Chairman, Chazen Capital Partners. Chairman Emeritus of Fifth & Pacific Companies Inc. (f.k.a. Liz Claiborne, Inc.)	Audit (Chair), Compensation	---

Craig M. Hatkoff	62	2004	Yes	Adjunct Professor, Columbia Business School. Former Vice Chairman of Capital Trust, Inc.	Compensation (Chair), Nominating and Corporate Governance	SL Green Realty Corp

Ronald W. Tysoe	63	2007	Yes	Former Vice Chairman, Finance and Real Estate, Federated Department Stores Inc. (n.k.a. Macy's, Inc.)	Audit, Compensation, Executive	Scripps Networks Interactive, Inc., Canadian Imperial Bank of Commerce, Cintas Corporation, J. C. Penney Company, Inc.

Qualifications, Attributes, Skills and Experience of Director Nominees:

Jerome A. Chazen
»Significant knowledge of the Company and its culture based on his 24 years of service as a director

»In-depth knowledge and expertise in retail shopping, brand marketing, senior leadership, strategic planning, and international business through his development and leadership of Fifth & Pacific Companies Inc. (f/k/a Liz Claiborne, Inc.), which enables him to provide a unique insight to the Company's tenants, centers and international expansion

»Significant expertise in entrepreneurship, finance and accounting, executive management, acquisitions and dispositions, and strategic planning through his leadership of Fifth & Pacific Companies Inc. (f/k/a Liz Claiborne, Inc.) and more recently through his private investment entity and numerous charitable organizations

»Board and board committee experience at other public companies, which enables him to provide significant insight as to governance and compliance-related matters

Craig M. Hatkoff
»In-depth expertise and knowledge of real estate, capital markets, finance, private investing, entrepreneurship and executive management through his work with Chemical Bank, Victor Capital Group and Capital Trust

»Provides a unique insight into the financial markets generally, valuation analysis, strategic planning, and unique financing structures and alternatives from such prior work

»Possesses entrepreneurial, brand marketing, social media, technology and innovation, and senior leadership experience through his private investments and service on the boards of numerous educational and charitable organizations

»Extensive board and board committee experience at other public companies, including his current service at SL Green Realty Corp. and his long-standing service to Capital Trust, Inc., which enables him to provide significant insight as to governance and compliance-related matters particular to real estate companies

Ronald W. Tysoe
»Long-standing service as a senior executive and a director of a company in the retail industry has provided him with extensive knowledge and experience in transactional, brand marketing, strategic planning, governance and international business matters

»Such experience enables Mr. Tysoe to provide unique insight into tenant and development matters and the retail industry generally

»Possesses an in-depth knowledge of accounting and finance from his executive and director positions, which included serving as a chief financial officer

»Extensive Board and Board committee experience at other public companies across many industries, including through his current service to four other public companies, which enables him to provide significant insight as to governance and compliance-related matters and in particular accounting and finance matters

»As a result of the foregoing expertise and experience, Mr. Tysoe qualifies as a financial expert under SEC rules

Director Qualifications

We believe that our directors as a group have an appropriate mix of qualifications, attributes, skills and experience.
See “Proposal No. 1-Election of Directors-Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board” and “-Director Background and Qualifications” beginning on page 15 for further discussion of these key qualifications that we consider important for service on our Board and additional information on each of our directors.

Executive Compensation Highlights
See "Compensation Discussion and Analysis—Executive Summary" beginning on page 33 for a summary of key compensation matters for 2015.
Say-on-Pay Proposal
The Company's say-on-pay proposal was approved by approximately 97% of the votes cast at the 2015 annual meeting. At the 2016 annual meeting, shareholders are being asked to provide advisory approval of the Company's named executive officer compensation for 2015.

Governance Highlights
The Company is committed to good corporate governance appropriate to the Company and its shareholders. Highlights include:

•	Seven independent directors out of nine directors and fully independent Board committees;

◦	Appointed Myron Ullman, III, a seventh independent director, in April 2016 to fill a vacant Board seat due to the resignation of Lisa Payne, an employee director

•	Robust stock ownership guidelines and ownership among executive officers and directors;

•	Hedging, pledging and clawback policies;

•	Annual Board and committee performance evaluations;

•	Majority voting policy in Corporate Governance Guidelines;

•	Robust governance policies; and

•	Shareholder engagement by management and, as appropriate, the Chair of the Nominating and Corporate Governance Committee.

Ratification of Auditors
At the 2016 annual meeting, shareholders are being asked to ratify the appointment of KPMG as the Company's independent registered public accounting firm for 2016.
The following table sets forth the fees the Company was billed for audit and other services provided by KPMG in 2015 and 2014. All of such services were approved in conformity with the Audit Committee's pre-approval policies and procedures. The Audit Committee, based on its reviews and discussions with management and KPMG, determined that the provision of these services was compatible with maintaining KPMG's independence.

	2015 ($)	2014 ($)
Audit Fees	1,584,475	1,758,093
Audit-Related Fees	22,950	74,250
Tax Fees	1,277	27,551
Other Fees	—	—
Total Fees	1,608,702	1,859,894

(i)

TAUBMAN CENTERS, INC.
200 East Long Lake Road, Suite 300
Bloomfield Hills, Michigan 48304-2324
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
JUNE 1, 2016
References in this proxy statement to the “Company” mean Taubman Centers, Inc. and/or one or more subsidiaries, including, but not limited to, The Taubman Realty Group Limited Partnership (TRG), the Company's majority-owned subsidiary partnership through which the Company owns interests in shopping centers, Taubman Asia Management Limited, the management company which provides services to Taubman Properties Asia LLC and subsidiaries (Taubman Asia), the platform for the Company's expansion into China and South Korea, and The Taubman Company LLC (the Manager), which is approximately 99% beneficially owned by TRG and provides property management, leasing, development and other administrative services to, among others, the Company and its U.S. shopping centers. The Manager employs all U.S. employees of the Company and assists in all employee compensation matters.
This proxy statement contains information regarding the annual meeting of shareholders of Taubman Centers, Inc. to be held at 11:00 a.m., Eastern time, on Wednesday, June 1, 2016 at The Townsend Hotel, 100 Townsend Street, Birmingham, Michigan 48009 (the annual meeting). The Company's Board of Directors (the Board) is soliciting proxies for use at the annual meeting and at any adjournment or postponement of such meeting. On or about April 20, 2016, the Company intends to mail to its shareholders of record (other than shareholders who previously requested e-mail or paper delivery of proxy materials) a notice (the Notice) containing instructions on how to access this proxy statement and the 2015 annual report through the Internet. Beneficial owners will receive a similar notice from their broker, bank or other nominee. In addition, on or about April 20, 2016, the Company and brokers, banks and other nominees will begin mailing or e-mailing the proxy materials to shareholders of record who previously requested such delivery. Notwithstanding anything to the contrary in this proxy statement, the Company may send certain shareholders of record a full set of proxy materials by paper delivery instead of the Notice or in addition to sending the Notice.
ABOUT THE MEETING

What is the purpose of the 2016 annual meeting?
At the 2016 annual meeting, holders of the Company's common stock (the common stock) and Series B Non-Participating Convertible Preferred Stock (the Series B Preferred Stock and, together with the common stock, the Voting Stock) will act upon the matters outlined in the accompanying notice of meeting, including:

•	the election of three directors named in this proxy statement to serve until the 2019 annual meeting of shareholders;

•	the ratification of the appointment of KPMG LLP (KPMG) as the Company's independent registered public accounting firm for the year ending December 31, 2016; and

•	the approval (on an advisory basis) of the compensation of our named executive officers.
We are not aware of any other matters that will be brought before the shareholders for a vote at the annual meeting. If any other matter is appropriately brought before the meeting, your properly voted proxy card or voting instruction card gives authority to your proxies to vote on such matter in their best judgment. In such event, the proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.
In addition, management will report on the performance of the Company and will respond to appropriate questions from shareholders. The Company expects that representatives of KPMG will be present at the annual meeting and will be available to respond to appropriate questions. Such representatives will also have an opportunity to make a statement.
By a vote of the shares present, even if less than a quorum, the meeting may be adjourned to another place and time for a period not exceeding 30 days in any one case.

What are the Board's recommendations?
The Board recommends a vote:

Proposal 1 -	FOR each director nominee listed in this proxy statement.

Proposal 2 -	FOR the ratification of KPMG's appointment as the Company's independent registered public accounting firm for 2016.

Proposal 3 -	FOR the advisory approval of the compensation of our named executive officers.

Who is entitled to vote?
Only record holders of Voting Stock at the close of business on April 4, 2016 (the record date) are entitled to receive notice of the annual meeting and to vote the shares of Voting Stock that they held on the record date. Each outstanding share of Voting Stock is entitled to one vote on each matter to be voted upon at the annual meeting.

What counts as Voting Stock?
The Company's common stock and Series B Preferred Stock vote together as a single class and constitute the voting stock of the Company. The Company's 6.5% Series J Cumulative Redeemable Preferred Stock and 6.25% Series K Cumulative Redeemable Preferred Stock (collectively, the Non-Voting Preferred Stock) do not entitle their holders to vote at the annual meeting. No other shares of the Company's capital stock other than the Voting Stock and the Non-Voting Preferred Stock are outstanding.

What is the Series B Preferred Stock?
The Series B Preferred Stock was first issued in late 1998 and is currently held by partners in TRG other than the Company. Only TRG partners can acquire shares of Series B Preferred Stock; for nominal consideration, TRG partners can acquire such number of shares of Series B Preferred Stock equal to the number of units of limited partnership in TRG (TRG units) that they hold. If a TRG partner tenders its TRG units for common stock under the Company's Continuing Offer (described herein), it is required to tender an equal number of shares of Series B Preferred Stock. If a TRG partner exercises options to acquire TRG units and elects to hold TRG units, such partner may also acquire an equal number of shares of Series B Preferred Stock. As of the date hereof, Robert Taubman and William Taubman are the only TRG partners who are also employees. All other employees are not TRG partners and upon their exercise of options to acquire TRG units, the TRG units are automatically converted into shares of common stock under the Continuing Offer.
The Series B Preferred Stock entitles its holders to one vote per share on all matters submitted to the Company's shareholders and votes together with the common stock on all matters as a single class. In addition, the holders of Series B Preferred Stock (as a separate class) are entitled to nominate up to four individuals for election as directors. The number of individuals the holders of the Series B Preferred Stock may nominate in any given year is reduced by the number of directors nominated by such holders in prior years whose terms are not expiring. Two current directors whose terms are not expiring, Robert Taubman and William Taubman, were nominated by the holders of the Series B Preferred Stock. The holders of Series B Preferred Stock are entitled to nominate two more individuals for election as a director of the Company, but they have chosen not to do so with respect to this annual meeting.

What constitutes a quorum?
The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of Voting Stock outstanding on the record date will constitute a quorum for all purposes. As of the record date, 85,389,133 shares of Voting Stock were outstanding, consisting of 60,344,194 shares of common stock and 25,044,939 shares of Series B Preferred Stock. Proxies marked with abstentions or instructions to withhold votes, as well as broker non-votes (defined below), will be counted as present in determining whether or not there is a quorum.

What is the difference between holding shares as a shareholder of record and a beneficial owner?
Shareholders of Record.    If your shares are registered directly in your name with the Company's transfer agent, Computershare, you are considered the shareholder of record with respect to those shares, and the applicable proxy materials are being sent directly to you by Broadridge Investor Communications Solutions on behalf of the Company. As the shareholder of record, you have the right to grant your voting proxy directly to the Company through a proxy card, through the Internet or by telephone, or to vote in person at the annual meeting.
Beneficial Owners.    Many of the Company's shareholders hold their shares through a broker, bank or other nominee rather than directly in their own names. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares, and the applicable proxy materials are being forwarded to you by your broker, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. Your broker, bank or nominee has enclosed voting instructions for you to use in directing the broker, bank or nominee on how to vote your shares. Since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you obtain a proxy from your broker, bank or nominee and bring such proxy to the annual meeting.

Why did many shareholders receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
The Company has elected again to furnish proxy materials to you primarily through the Internet, which expedites the receipt of materials, lowers our expenses and conserves natural resources. If you received the Notice containing instructions on how to access this proxy statement and the 2015 annual report through the Internet, please do not mail in the Notice, as it is not intended to serve as a voting instrument.

How can I access the Company's proxy materials and other reports filed with the SEC?
The Company's website, www.taubman.com, under the Investors - Financial Information - SEC Filings tab provides free access to the Company's reports with the U.S. Securities and Exchange Commission (the SEC) as soon as reasonably practicable after the Company electronically files such reports with, or furnishes such reports to, the SEC, including proxy materials, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports. Further, you can view these documents on a website maintained by the SEC at www.sec.gov.
As noted above, most shareholders will receive a Notice with instructions on how to view the proxy materials through the Internet (at www.proxyvote.com). The Notice includes a control number that must be entered on the Internet in order to view the proxy materials. The Notice also describes how to receive the proxy materials by paper delivery or e-mail. You can elect to receive future proxy materials by e-mail at no charge by voting using the Internet and, when prompted, indicating you agree to receive or access shareholder communications electronically in future years. If you would like additional paper copies without charge, please send a written request to the Company's executive offices: Taubman Centers Investor Services, 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304-2324.
The references to the website addresses of the Company and the SEC in this proxy statement are not intended to function as hyperlinks and, except as specified herein, the information contained on such websites is not part of this proxy statement.

May I vote my shares in person at the annual meeting?
Even if you plan to be present at the meeting, the Company encourages you to vote your shares prior to the meeting.
Shareholders of Record.    If you are a shareholder of record and attend the annual meeting, you may deliver your completed proxy card or vote by ballot.
Beneficial Owners.    If you hold your shares through a broker, bank or other nominee and want to vote such shares in person at the annual meeting, you must obtain a proxy from your broker, bank or other nominee giving you the power to vote such shares and bring such proxy to the annual meeting.

Can I vote my shares without attending the annual meeting?
By Mail.    If you received your annual meeting materials by paper delivery, you may vote by completing, signing and returning the enclosed proxy card or voting instruction card. Please do not mail in the Notice, as it is not intended to serve as a voting instrument.
By Telephone.    If you received your annual meeting materials by paper delivery, you may vote by telephone as indicated on your enclosed proxy card or voting instruction card.
Through the Internet.    You may vote through the Internet as instructed on your Notice, proxy card, voting instruction card, or e-mail notification. In order to vote through the Internet, you must enter the control number that was provided on your Notice, proxy card, voting instruction card, or e-mail notification. If you do not have any of these materials and are a shareholder of record, you may contact Taubman Centers Investor Services (248-258-7367) to request a proxy card (which will include your control number) to be mailed to your address on record or an e-mail with your control number to be sent to your e-mail address on record. If you do not have any of these materials and are a beneficial owner, you must contact your broker, bank or other nominee to obtain your control number.

Can I change my vote?
Shareholders of Record.    You may change your voting instructions at any time prior to the vote at the annual meeting. You may enter a new vote by mailing a new proxy card bearing a later date, through the Internet, by telephone, or by attending the annual meeting in person. Your attendance at the annual meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request and file the proper documentation with the Secretary of the Company. You may also revoke your proxy at any time by delivering a later-dated written revocation to the Secretary of the Company.
Beneficial Owners.    If you hold your shares through a broker, bank or other nominee, you should contact such person prior to the time such voting instructions are exercised.

What if I beneficially own shares through the Company's 401(k) Plan?
Your proxy will serve to instruct the trustee of the 401(k) Plan how to vote your shares. If no direction is given to the trustee, the trustee will vote your shares held in the plan in the same proportion as votes received from other participants in the plan. To allow sufficient time for the trustee to vote your shares, your proxy must be received by 11:59 p.m., Eastern time, on May 26, 2016. If you would like to revoke or change your voting instructions, you must do so by such time and date.

What does it mean if I receive more than one Notice, proxy card or voting instruction card?
If you receive more than one Notice, proxy card or voting instruction card, it means that you have multiple accounts with banks, brokers, other nominees and/or the Company's transfer agent. Please take action with respect to each Notice, proxy card and voting instruction card that you receive. The Company recommends that you contact such persons to consolidate as many accounts as possible under the same name and address.

What if I do not vote for some of the proposals?
Shareholders of Record.    Proxies that are properly executed without voting instructions on certain matters will be voted in accordance with the recommendations of the Board on such matters. With respect to any matter not set forth on the proxy that properly comes before the annual meeting, the proxy holders named therein will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.
Beneficial Owners.    If you hold your shares in street name through a broker, bank or other nominee and do not provide voting instructions for any or all matters, such nominee will determine if it has the discretionary authority to vote your shares. Under applicable law and New York Stock Exchange (NYSE) rules and regulations, brokers have the discretion to vote on routine matters, such as the ratification of the appointment of the Company's independent registered public accounting firm, but do not have discretion to vote on non-routine matters. For all matters at the annual meeting, other than the ratification of the appointment of KPMG, the Company believes that your bank, broker or nominee will be unable to vote on your behalf if you do not provide instructions on how to vote your shares. If you do not provide voting instructions, your shares will be considered “broker non-votes” with regard to the non-routine proposals because the broker will not have discretionary authority to vote thereon. Therefore, it is very important for you to vote your shares for each proposal.

What vote is required to approve each item?

Vote Impact on Approval of Proposal
Proposal	Required Approval	For	Withhold/Against	Abstention	Broker Non-Votes

1 - Election of Directors	Plurality (most votes cast)*	For the proposal	Against the proposal	—	Not a vote cast

2 - Ratification of Appointment of Independent Registered Public Accounting Firm	Two-thirds of the shares of Voting Stock outstanding	For the proposal	Against the proposal	Against the proposal	—

3 - Advisory Approval of the Compensation of Our Named Executive Officers	Two-thirds of the shares of Voting Stock outstanding	For the proposal	Against the proposal	Against the proposal	Against the proposal
__________
* Notwithstanding that directors will be elected by a plurality of votes cast at the annual meeting, in the event any director nominee receives a greater number of votes “withheld” than votes “for” his or her election, our majority voting policy requires such nominee to promptly tender his or her resignation, conditioned on Board review and acceptance. See “Board Matters – Corporate Governance – Corporate Governance Guidelines” for further information regarding our majority voting policy.
If any other matter is properly submitted to the shareholders at the annual meeting, its adoption generally will require the affirmative vote of two-thirds of the shares of Voting Stock outstanding on the record date. The Board does not propose to conduct any business at the annual meeting other than as stated above.
Although the advisory votes in Proposals 2 and 3 are not binding on the Company, the Board and/or respective committee will take your vote into consideration in determining future activities.

Is a registered list of shareholders available?
The names of shareholders of record entitled to vote at the annual meeting will be available to shareholders entitled to vote at the meeting on Wednesday, June 1, 2016 at The Townsend Hotel for any purpose reasonably relevant to the meeting.

How do I find out the voting results?
The Company intends to announce preliminary voting results at the annual meeting and intends to disclose the final voting results in a current report on Form 8-K within four business days of the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Ownership Table
The following table sets forth information regarding the beneficial ownership of the Company's equity securities as of April 4, 2016 by each director and named executive officer (NEO) and all of the directors and executive officers as a group. The following table also sets forth information regarding the beneficial ownership of the Company's Voting Stock by beneficial owners of more than 5% of either class of the Company's Voting Stock. Each share of common stock and Series B Preferred Stock is entitled to one vote on each matter to be voted upon at the annual meeting. The share information set forth in the table below (both numbers of shares and percentages) reflects ownership of common stock and Series B Preferred Stock in aggregate. The notes to the table include information regarding Series B Preferred Stock holdings of Robert Taubman, William Taubman, Gayle Taubman Kalisman, A. Alfred Taubman Restated Revocable Trust and Taubman Ventures Group LLC. The notes also include the percentage ownership of the shares of common stock and/or Series B Preferred Stock on a separate basis to the extent the holder's ownership of such class represents greater than 1% of the outstanding shares. Unless otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment power with respect to the shares listed below.

		Number of Shares Which Can Be Acquired Within 60 Days of Record Date
Directors, Executive Officers and More Than 5% Shareholders(1)	Number of Shares Owned Directly or Indirectly	Upon Exercise of Options Exercisable Within 60 Days	Held in Deferral Plans(2)	Number of Shares Beneficially Owned		Percent of Shares
Robert S. Taubman	25,127,012	128,491	871,262	26,126,765	(3)(8)	30.2%
Lisa A. Payne	49,914	—	—	49,914	(4)	*
William S. Taubman	24,842,202	74,095	—	24,916,297	(5)(8)	29.2%
René Tremblay	6,031	—	—	6,031		*
David S. Joseph II	6,959	—	—	6,959		*
Graham T. Allison	3,401	—	30,186	33,587		*
Jerome A. Chazen	60,000	—	34,402	94,402		*
Craig M. Hatkoff	6,399	—	—	6,399		*
Peter Karmanos, Jr.	50,000	—	30,217	80,217		*
William U. Parfet	16,901	—	24,523	41,424		*
Ronald W. Tysoe	—	—	15,929	15,929		*
Myron E. Ullman, III	2,700	—	742	3,442		*
A. Alfred Taubman Restated Revocable Trust	22,913,305	—	—	22,913,305	(6)(8)	26.8%
200 E. Long Lake Road, Suite 180 Bloomfield Hills, MI 48304

Gayle Taubman Kalisman	22,526,095	—	—	22,526,095	(7)(8)	26.4%
200 E. Long Lake Road, Suite 180 Bloomfield Hills, MI 48304
Taubman Ventures Group LLC	22,498,279	—	—	22,498,279	(8)	26.3%
200 E. Long Lake Road, Suite 180 Bloomfield Hills, MI 48304
The Vanguard Group, Inc.	8,517,605	—	—	8,517,605	(9)	10.0%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc.	5,631,073	—	—	5,631,073	(10)	6.6%
55 East 52nd Street New York, NY 10055
Vanguard Specialized Funds-Vanguard REIT Index Fund	4,384,725	—	—	4,384,725	(11)	5.1%
100 Vanguard Blvd. Malvern, PA 19355
Long Pond Capital, LP	3,782,646	—	—	3,782,646	(12)	4.4%
527 Madison Avenue, 15th Floor New York, NY 10022
LaSalle Investment Management Securities, LLC	3,226,831	—	—	3,226,831	(13)	3.8%
100 East Pratt Street Baltimore, MD 21202
APG Asset Management US Inc.	3,044,569	—	—	3,044,569	(14)	3.6%
666 3rd Ave, 2nd Floor New York, NY 10017
Directors and Executive Officers as a Group (15 persons)	25,808,432	202,586	1,007,261	27,018,279	(15)	31.2%
___________________

*	less than 1%

(1)
The Company has relied upon information supplied by certain beneficial owners and upon information contained in filings with the SEC. Except as set forth in note 3 regarding TRG units subject to issuance under the option deferral agreement, the share figures assume that all TRG units issued upon the exercise of options (options) granted under the 1992 Option Plan or the 2008 Omnibus Plan will be immediately exchanged for an equal number of shares of common stock in accordance with the Company's exchange offer (the Continuing Offer) to holders of options and certain partners in TRG. Share figures shown also assume that outstanding TRG units are not exchanged for common stock under the Continuing Offer (to avoid duplication, as a corresponding number of shares of Series B Preferred Stock are owned by each holder of TRG units) and that outstanding shares of Series B Preferred Stock are not converted into common stock (which is permitted, under specified circumstances, at the ratio of one share of common stock for each 14,000 shares of Series B Preferred Stock, with any resulting fractional shares redeemed for cash). As of April 4, 2016, there were 85,389,133 beneficially owned shares of Voting Stock outstanding, consisting of 60,344,194 shares of common stock and 25,044,939 shares of Series B Preferred Stock.

(2)	See note 3 below for a description of Robert Taubman's option deferral agreement.
Under the Taubman Centers, Inc. Non-Employee Directors' Deferred Compensation Plan, the restricted share units granted are fully vested at the time of grant but do not have voting rights. The deferral period continues until the earlier of the termination of director service or a change of control.

(3)
Consists of (A) 21,385 shares of Series B Preferred Stock that Robert Taubman owns, 1,338,496 shares of Series B Preferred Stock owned by R & W-TRG LLC (R&W), a company owned by Robert Taubman and his brother, William Taubman (shared voting and dispositive power), 22,311,442 shares of Series B Preferred Stock owned by Taubman Ventures Group LLC (TVG) (shared voting and dispositive power), 5,000 shares of Series B Preferred Stock owned by TG Partners (shared voting and dispositive power), 1,431 shares of Series B Preferred Stock owned by Ridge Road Properties LLC (Ridge Road) (shared voting and dispositive power) and 871,262 shares of Series B Preferred Stock subject to issuance under an option deferral agreement (See “Nonqualified Deferred Compensation in 2015” for a description of such agreement) (in aggregate, 94.7% of the Series B Preferred Stock) and (B) 168,776 shares of common stock that Robert Taubman owns, 110,246 shares of common stock that RSTCO, LLC owns, 128,491 shares of common stock that Robert Taubman has the right to receive upon the exercise and conversion of options that have vested or will vest within 60 days of the record date, 244,000 shares of common stock owned by his wife, 27,895 shares of common stock owned in UTMA accounts for the benefit of his children, 711,504 shares of common stock owned by R&W (shared voting and dispositive power) and 186,837 shares of common stock owned by TVG (shared voting and dispositive power) (in aggregate, 2.6% of the common stock).

To avoid duplication, excludes 21,385 TRG units that Robert Taubman owns, 1,338,496 TRG units owned by R&W, the TRG units owned by TVG, TG Partners and Ridge Road, and 871,262 TRG units subject to issuance under the option deferral agreement. Robert Taubman disclaims any beneficial interest in the Voting Stock and TRG units owned by R&W, TVG, TG Partners and Ridge Road beyond his pecuniary interest in such entities. See notes 6 and 8.
R&W has pledged 1,338,496 shares of Series B Preferred Stock, 1,338,496 TRG units, and 711,504 shares of common stock, to Citibank, N.A. as collateral for various loans. RSTCO, LLC has pledged all of its shares of common stock to US Trust as collateral for a loan.

(4)	23,595 shares of common stock owned are pledged as security for a credit facility with Bank of America, N.A. As of April 4, 2016, there was no balance outstanding on the related loan.

(5)
Consists of (A) 21,385 shares of Series B Preferred Stock that William Taubman owns, 1,338,496 shares of Series B Preferred Stock owned by R&W (shared voting and dispositive power), 22,311,442 shares of Series B Preferred Stock owned by TVG (shared voting and dispositive power), 5,000 shares of Series B Preferred Stock owned by TG Partners (shared voting and dispositive power) and 1,431 shares of Series B Preferred Stock owned by Ridge Road (shared voting and dispositive power) (in aggregate, 94.5% of the Series B Preferred Stock), and (B) 65,057 shares of common stock that William Taubman owns, 153,763 shares of common stock that WSTCO, LLC owns, 74,095 shares of common stock that William Taubman has the right to receive upon the exercise and conversion of options that have vested or will vest within 60 days of the record date, 47,287 shares of common stock owned in UTMA accounts for the benefit of his children, 711,504 shares of common stock owned by R&W (shared voting and dispositive power) and 186,837 shares of common stock owned by TVG (shared voting and dispositive power) (in aggregate, 2.0% of the common stock).

To avoid duplication, excludes 21,385 TRG units that William Taubman owns, 1,338,496 TRG units owned by R&W, and the TRG units owned by TVG, TG Partners and Ridge Road. William Taubman disclaims any beneficial interest in the Voting Stock and TRG units owned by R&W, TVG, TG Partners and Ridge Road beyond his pecuniary interest in such entities. See notes 6 and 8.
R&W has pledged 1,338,496 shares of Series B Preferred Stock, 1,338,496 TRG units, and 711,504 shares of common stock, to Citibank, N.A. as collateral for various loans. WSTCO, LLC has pledged all of its shares of common stock to US Trust as collateral for a loan.

(6)
Includes 100 shares of common stock owned by the A. Alfred Taubman Restated Revocable Trust and 186,837 shares of common stock owned by TVG (shared voting and dispositive power). Also includes 408,495 shares of Series B Preferred Stock owned by the A. Alfred Taubman Restated Revocable Trust, 22,311,442 shares of Series B Preferred Stock owned by TVG (shared voting and dispositive power), 5,000 shares of Series B Preferred Stock owned by TG Partners (shared voting and dispositive power) and 1,431 shares of Series B Preferred Stock owned by Ridge Road (shared voting and dispositive power) (in aggregate, 90.7% of the Series B Preferred Stock). To avoid duplication, excludes TRG units of the same amount as Series B Preferred Stock owned by such entities. The A. Alfred Taubman Restated Revocable Trust has sole authority to vote and dispose of the shares of Series B Preferred Stock owned by TG Partners. The A. Alfred Taubman Restated Revocable Trust disclaims beneficial ownership in the Voting Stock and TRG units owned by TVG, TG Partners and Ridge Road beyond its pecuniary interest in those entities.

(7)
Consists of 21,385 shares of Series B Preferred Stock that Gayle Taubman Kalisman owns, 22,311,442 shares of Series B Preferred Stock owned by TVG (shared voting and dispositive power), 5,000 shares of Series B Preferred Stock owned by TG Partners (shared voting and dispositive power) and 1,431 shares of Series B Preferred Stock owned by Ridge Road (shared voting and dispositive power) (in aggregate, 89.2% of the Series B Preferred Stock) and 186,837 shares of common stock owned by TVG (shared voting and dispositive power).

To avoid duplication, excludes 21,385 TRG units that Gayle Taubman Kalisman owns and the TRG units owned by TVG, TG Partners and Ridge Road. Gayle Taubman Kalisman disclaims any beneficial interest in the Voting Stock and TRG units owned by TVG, TG Partners and Ridge Road beyond her pecuniary interest in such entities. See notes 6 and 8.

(8)
Robert Taubman, William Taubman and Gayle Taubman Kalisman are co-trustees of The A. Alfred Taubman Restated Revocable Trust, and share voting and dispositive power over shares and TRG units beneficially owned by such trust. The A. Alfred Taubman Restated Revocable Trust, Robert Taubman, William Taubman and Gayle Taubman Kalisman may be deemed to beneficially own 186,837 shares of common stock owned by TVG, 5,000 shares of Series B Preferred Stock owned by TG Partners, 22,311,442 shares of Series B Preferred Stock owned by TVG and 1,431 shares of Series B Preferred Stock owned by Ridge Road. Such amounts are disclosed in notes 3, 5, 6 and 7. To avoid duplication, excludes the TRG units owned by TVG, TG Partners and Ridge Road. Each person disclaims beneficial ownership in the Voting Stock and TRG units owned by TVG, Ridge Road and TG Partners beyond such person's pecuniary interest in such entities. TVG has pledged 7,000,000 shares of Series B Preferred Stock and 7,000,000 TRG units to Comerica Bank as collateral for a credit facility.

(9)
Pursuant to Schedule 13G/A filed with the SEC on February 10, 2016. Represents 14.1% of the common stock. The Vanguard Group, Inc. has sole power to vote 134,218 shares, shared power to vote 49,200 shares, sole power to dispose 8,423,530 shares, and shared power to dispose 94,075 shares.

(10)
Pursuant to Schedule 13G/A filed with the SEC on January 27, 2016. Represents 9.3% of the common stock. This report includes holdings of various subsidiaries of the holding company. BlackRock, Inc. has sole power to vote 5,399,173 shares and sole power to dispose 5,631,073 shares.

(11)	Pursuant to a Schedule 13G/A filed with the SEC on February 9, 2016. Represents 7.3% of the common stock. Vanguard Specialized Funds-Vanguard REIT Index Fund has sole power to vote 4,384,725 shares.

(12)
Pursuant to a Schedule 13G filed with the SEC on February 12, 2016. Represents 6.3% of the common stock. Long Pond LP, as investment manager of certain private funds, Long Pond LLC, as the general partner of Long Pond LP, and John Khoury, principal of Long Pond LP, have shared voting and dispositive power over all of the shares of common stock.

(13)	Pursuant to a Schedule 13G filed with the SEC on February 12, 2016. Represents 5.3% of the common stock. It has sole power to vote 250,201 shares and sole power to dispose 3,226,831 shares.

(14)
Pursuant to a Schedule 13G filed with the SEC on December 22, 2015. Represents 5.0% of the common stock. APG Asset Management N.V. (APG NL) is the exclusive investment manager with the power to vote and make all investment decisions. APG NL has delegated its investment and voting power to APG Asset Management US Inc. (APG US). APG NL owns all of the voting shares of APG US and thus may be deemed to beneficially own any securities over which APG US exercise investment management or voting discretion. APG Group NV owns all of the shares of APG NL and Stichting Pensioenfonds ABP (ABP) owns all of the shares of APG Groep NV (APG Group). As a result of these relationships, ABP and APG Group indirectly may be deemed to beneficially own all of the securities over which APG NL or APG US exercises investment management or voting discretion.

(15)
Consists of an aggregate of (A) 2,109,293 shares of common stock beneficially owned and 202,586 shares of common stock that such persons have the right to receive upon the exercise and conversion of options that have vested or will vest within 60 days of the record date, and 135,999 shares of common stock subject to issuance under the Non-Employee Directors' Deferred Compensation Plan (in aggregate, 4.0% of the common stock), and (B) 23,699,139 shares of Series B Preferred Stock beneficially owned and 871,262 shares of Series B Preferred Stock subject to issuance under the option deferral agreement (see note 3 above) (in aggregate, 94.8% of the Series B Preferred Stock).

See notes 3, 4, 5 and 8 for shares and units pledged as collateral. In addition, another officer has pledged 154,975 shares of common stock as security for a credit facility with Wells Fargo Bank, N.A. (as of April 4, 2016, there was no balance outstanding on the related loan).

Ownership Limitation
Under the Company's Restated Articles of Incorporation (the Articles), in general, no shareholder may own more than 8.23% (the General Ownership Limit) in value of the Company's “Capital Stock” (which term refers to the common stock, preferred stock and Excess Stock, as defined below). The Articles specifically permit two pension trusts to each own 9.9% in value of the Company's Capital Stock and a third pension trust to own 13.74% in value of the Company's Capital Stock (collectively, the Existing Holder Limit). In addition, the Board has the authority to allow a “look through entity” to own up to 9.9% in value of the Capital Stock (the Look Through Entity Limit), provided that after application of certain constructive ownership rules under the Internal Revenue Code of 1986, as amended (the IRC), and rules defining beneficial ownership under the Michigan Business Corporation Act, no person would constructively or beneficially own more than the General Ownership Limit. A look through entity is an entity (other than a qualified trust under Section 401(a) of the IRC, certain other tax-exempt entities described in the Articles, or an entity that owns 10% or more of the equity of any tenant from which the Company or TRG receives or accrues rent from real property) whose beneficial owners, rather than the entity, would be treated as owning the capital stock owned by such entity. Changes in the ownership limits cannot be made by the Board and would require an amendment to our Articles. Amendments to the Articles require the affirmative vote of holders owning not less than two-thirds of the outstanding Voting Stock.
The Articles provide that if the transfer of any shares of Capital Stock or a change in the Company's capital structure would cause any person (the Purported Transferee) to own Capital Stock in excess of the General Ownership Limit, the Look Through Entity Limit, or the applicable Existing Holder Limit, then the transfer is to be treated as invalid from the outset, and the shares in excess of the applicable ownership limit automatically acquire the status of “Excess Stock.” A Purported Transferee of Excess Stock acquires no rights to shares of Excess Stock. Rather, all rights associated with the ownership of those shares (with the exception of the right to be reimbursed for the original purchase price of those shares) immediately vest in one or more charitable organizations designated from time to time by the Board (each, a Designated Charity). An agent designated from time to time by the Board (each, a Designated Agent) will act as attorney-in-fact for the Designated Charity to vote the shares of Excess Stock, take delivery of the certificates evidencing the shares that have become Excess Stock, and receive any distributions paid to the Purported Transferee with respect to those shares. The Designated Agent will sell the Excess Stock, and any increase in value of the Excess Stock between the date it became Excess Stock and the date of sale will inure to the benefit of the Designated Charity. A Purported Transferee must notify the Company of any transfer resulting in shares converting into Excess Stock, as well as such other information regarding such person's ownership of the capital stock as the Company requests.
Under the Articles, only the Designated Agent has the right to vote shares of Excess Stock; however, the Articles also provide that votes cast with respect to certain irreversible corporate actions (e.g., a merger or sale of the Company) will not be invalidated if erroneously voted by the Purported Transferee. The Articles also provide that a director is deemed to be a director for all purposes, notwithstanding a Purported Transferee's unauthorized exercise of voting rights with respect to shares of Excess Stock in connection with such director's election.
Robert Taubman, William Taubman, Gayle Taubman Kalisman and the A. Alfred Taubman Restated Revocable Trust may be deemed to beneficially own 30.2%, 29.2%, 26.4% and 26.8% of the Voting Stock, respectively, as of the record date, and the combined Taubman family beneficial ownership (although not a “group” for purposes of beneficial ownership) includes 96.3% and 2.8% of the Series B Preferred Stock and common stock outstanding, respectively, as of the record date. The Series B Preferred Stock is convertible into shares of common stock at a ratio of 14,000 shares of Series B Preferred Stock to one share of common stock, and therefore one share of Series B Preferred Stock has a value of 1/14,000ths of the value of one share of common stock. Accordingly, the foregoing ownership of Voting Stock does not violate the ownership limitations set forth in the Articles.

PROPOSAL 1 - ELECTION OF DIRECTORS
The Board currently consists of nine members serving three-year staggered terms. Under the Company's Restated Articles of Incorporation, a majority of the Company's directors must not be officers or employees of the Company or its subsidiaries. Three directors are to be elected at the annual meeting, each to serve until the 2019 annual meeting of shareholders or until such director's earlier resignation, retirement or other termination of service.
The Board has re-nominated Jerome A. Chazen, Craig M. Hatkoff and Ronald W. Tysoe for new three-year terms. Each nominee has consented to be named in this proxy statement and agreed to continue to serve as a director if elected by the shareholders. If any of them should become unavailable, the Board may designate a substitute nominee. In that case, the proxy holders named as proxies in the accompanying proxy card will vote for the Board's substitute nominee. Alternatively, the Board may reduce the size of the Board or leave the position vacant. Additional information regarding the directors and director nominees of the Company is set forth below.
The Board recommends that the shareholders vote FOR each of the Company's three director nominees that stand for re-election.

Directors
The directors and director nominees of the Company are as follows:

Name	Age	Title	Term Ending
Jerome A. Chazen	89	Director	2016
Craig M. Hatkoff	62	Director	2016
Ronald W. Tysoe	63	Director	2016
William U. Parfet	69	Director	2017
Robert S. Taubman	62	Chairman of the Board, President and Chief Executive Officer	2017
Myron E. Ullman, III	69	Director	2017
Graham T. Allison	76	Director	2018
Peter Karmanos, Jr.	73	Director	2018
William S. Taubman	57	Chief Operating Officer and Director	2018

Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board
As set forth in the Company's Corporate Governance Guidelines, the Nominating and Corporate Governance Committee considers the experience, mix of skills and other qualities of the existing Board to ensure an appropriate Board composition. The Nominating and Corporate Governance Committee believes that directors must have demonstrated excellence in their chosen fields, high ethical standards and integrity, and sound business judgment. In addition, it seeks to ensure the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the Company's business, to enable the Board to fulfill its oversight responsibilities and act in the best interests of shareholders. In addition, the Nominating and Corporate Governance Committee believes that directors and nominees with the following qualities and experiences can assist in meeting this goal:

•	Senior Leadership Experience.

9/9 Directors
Directors with experience in significant leadership positions provide the Company with experience and perspective in analyzing, shaping and overseeing the execution of operational, organizational and policy issues at a senior level. Further, they have a practical understanding of balancing operational needs and risk management. Through their service as top leaders at other organizations, they also have access to important sources of market intelligence, analysis and relationships that benefit the Company.

•	Business Entrepreneurship and Transactional Experience.

8/9 Directors
Directors who have backgrounds in entrepreneurial businesses and growth transactions can provide insight into developing and implementing strategies for entering into new business segments, partnering in joint ventures, growing via mergers and acquisitions and technology innovation. Further, they have a practical understanding of the importance of “fit” with the Company's culture and strategy, the valuation of transactions and business opportunities, and management's plans for integration with existing operations. The Company's continuing efforts to expand in Asia and utilize technology have benefited from the Board's entrepreneurial and transactional experience.

•	Financial and Accounting Experience.

7/9 Directors
An understanding of the financial markets, corporate finance, accounting requirements and regulations, and accounting and financial reporting processes allows directors to understand, oversee and advise management with respect to the Company's operating and strategic performance, capital structure, financing and investing activities, financial reporting, and internal control of such activities. The Company also seeks to have a number of directors who qualify as financial experts under SEC rules, and we expect all of our directors to be financially knowledgeable.

•	Real Estate Experience.

6/9 Directors
An understanding of real estate issues, particularly with respect to regional mall shopping centers, outlet centers and mixed-use centers, department stores and other key tenants, real estate development and real estate investment companies generally, allows directors to bring critical industry-specific knowledge and experience to the Company. Education and experience in the real estate industry is useful in understanding the Company's development, leasing and management of shopping centers, acquisition and disposition of centers, the Company's strategic vision and the competitive landscape of the industry.

•	Brand Marketing, Social Media and Technology Expertise.

8/9 Directors
The Company utilizes a retailing approach to the management and leasing of its centers, with a key focus on having a large, diverse selection of retail stores in each center and a constantly changing mix of tenants to address retail trends and new retail concepts. The Company also provides innovative initiatives to heighten the shopping experience and build customer loyalty, including through social media and technology programs. Directors who have brand marketing, social media and technology expertise, as well as knowledge of the fashion industry, can provide expertise and guidance as the Company seeks to maintain and expand brand and product awareness and a positive reputation.

•	Public Company Board Experience.

7/9 Directors
Directors who serve or have served on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of directors, the relations of a board to the CEO and other management personnel, the importance of particular agenda and oversight matters, and oversight of a changing mix of strategic, operational, and compliance-related matters.

•	Global Expertise.

9/9 Directors
The Company is expanding its platform into China and South Korea, and therefore directors with global expertise can provide a useful business and cultural perspective regarding aspects of our business.

Director Background and Qualifications
The following biographies set forth the business experience during at least the past five years of each director nominee and each director whose term of office will continue after the annual meeting. In addition, the following includes, for each director, a brief discussion of the specific experiences, qualifications, attributes and skills that led to the conclusion that each director should serve on the Board at this time in light of the goals set forth above.

Jerome A. Chazen Director since: 1992(IPO) Age: 89
Qualifications, Attributes, Skills and Experience:
»Significant knowledge of the Company and its culture based on his 24 years of service as a director

»In-depth knowledge and expertise in retail shopping, brand marketing, senior leadership, strategic planning, and international business through his development and leadership of Fifth & Pacific Companies Inc. (f/k/a Liz Claiborne, Inc.), which enables him to provide a unique insight to the Company's tenants, centers and international expansion

»Significant expertise in entrepreneurship, finance and accounting, executive management, acquisitions and dispositions, and strategic planning through his leadership of Fifth & Pacific Companies Inc. (f/k/a Liz Claiborne, Inc.) and more recently through his private investment entity and numerous charitable organizations

»Board and board committee experience at other public companies, which enables him to provide significant insight as to governance and compliance-related matters

Current Occupation(s):
»Chairman of Chazen Capital Partners, a private investment company, since 1996

»Chairman Emeritus of Fifth & Pacific Companies Inc. (f/k/a Liz Claiborne, Inc.), a company he founded with three other partners in 1976

»Serves as a board member, executive or trustee for numerous educational and charitable organizations

Prior Occupation(s): »Founder of the Jerome A. Chazen Institute of International Business, the focal point of all international programs at Columbia University Business School
Other Public Company Board(s): »Served as a director of Atrinsic, Inc. (f/ka New Motion, Inc.) from 2005 to 2013

Craig M. Hatkoff Director since: 2004 Age: 62
Qualifications, Attributes, Skills and Experience:
»In-depth expertise and knowledge of real estate, capital markets, finance, private investing, entrepreneurship and executive management through his work with Chemical Bank, Victor Capital Group and Capital Trust

»Provides a unique insight into the financial markets generally, valuation analysis, strategic planning, and unique financing structures and alternatives from such prior work

»Possesses entrepreneurial, brand marketing, social media, technology and innovation, and senior leadership experience through his private investments and service on the boards of numerous educational and charitable organizations

»Extensive board and board committee experience at other public companies, including his current service at SL Green Realty Corp. and his long-standing service to Capital Trust, Inc., which enables him to provide significant insight as to governance and compliance-related matters particular to real estate companies

Current Occupation(s):
»In 2015, Mr. Hatkoff served as an Adjunct Professor at Columbia Business School, where he taught courses on entrepreneurship and innovation

»Co-founder of the Tribeca Film Festival

»Chairman of Turtle Pond Publications LLC, which is active in children's publishing and entertainment and is a private investor in other entrepreneurial ventures

Prior Occupation(s):
»Served as Vice Chairman of Capital Trust, Inc., a real estate investment management company (NYSE) and one of the largest dedicated real estate mezzanine lenders, from 1997 to 2000, and served on the board of directors from 1997 to 2010

»From 2002 to 2005, served as a trustee of the New York City School Construction Authority, the agency responsible for the construction of all public schools in New York City

»Founder and a managing partner of Victor Capital Group, L.P., from 1989 until its acquisition in 1997 by Capital Trust, Inc.

»Previously, spent 11 years at Chemical Bank, including as co-head of the real estate investment banking unit, where he was a pioneer in commercial mortgage securitization

Other Public Company Board(s): »Serves as a director of SL Green Realty Corp. since January 2011 (a member of the Nominating and Corporate Governance Committee and the Audit Committee)

Ronald W. Tysoe Director since: 2007 Age: 63
Qualifications, Attributes, Skills and Experience:
»Long-standing service as a senior executive and a director of a company in the retail industry has provided him with extensive knowledge and experience in transactional, brand marketing, strategic planning, governance and international business matters

»Such experience enables Mr. Tysoe to provide unique insight into tenant and development matters and the retail industry generally

»Possesses an in-depth knowledge of accounting and finance from his executive and director positions, which included serving as a chief financial officer

»Extensive Board and Board committee experience at other public companies across many industries, including through his current service to four other public companies, which enables him to provide significant insight as to governance and compliance-related matters and in particular accounting and finance matters

»As a result of the foregoing expertise and experience, Mr. Tysoe qualifies as a financial expert under SEC rules

Current Occupation(s):
» Professional Director of Public Company Boards as set forth below:
»Scripps Networks Interactive, Inc. (spun off from E.W. Scripps Company), a media and broadcasting enterprise, since July 2008 (Chairman of the Audit Committee and a member of the Compensation Committee)
»Canadian Imperial Bank of Commerce, since February 2004 (Chairman of the Risk Management Committee)
»Cintas Corporation, since December 2007 (Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee)
»J. C. Penney Company, Inc., since August 2013 (member of the Committee of the Whole, the Finance and Planning Committee and Chairman of the Human Resources and Compensation Committee).

Other Public Company Board(s):
»In addition to current boards noted herein, also served as a director of Pzena Investment Management, Inc. from December 2008 to August 2013 (served on the Audit, Compensation and Corporate Governance Committees)

Prior Occupation(s):
»Senior Advisor at Perella Weinberg Partners LP, a boutique investment banking firm in New York from October 2006 through September 2007

»Vice Chairman, Finance and Real Estate, of Federated Department Stores, Inc. (now Macy's, Inc.), from April 1990 to 2006, including as Chief Financial Officer of Federated from 1990 to 1997. Served on the Federated board of directors from 1988 until 2005

William U. Parfet Director since: 2005 Age: 69
Qualifications, Attributes, Skills and Experience:
»Long-standing service as an executive and director of multinational companies has provided him with extensive knowledge and experience in executive management, transactional, brand marketing, strategic planning and international business matters

»Possesses an in-depth knowledge of accounting, finance and capital markets resulting from his executive and director positions, which included serving as a chief financial officer, controller and treasurer of a multinational corporation, as well as his numerous leadership positions with national financial and accounting industry groups

»Extensive board and board committee experience at other public companies, including through his current and long-standing service as a director of Monsanto Company and Stryker Corporation. Such board experience, including his role as Lead Independent Director at Stryker, enables Mr. Parfet to provide significant insight as to governance and compliance-related matters and in particular accounting and finance matters

»As a result of the foregoing expertise and experience, Mr. Parfet qualifies as a financial expert under SEC rules

Current Occupation(s):
»Recently retired as Chairman and Chief Executive Officer of MPI Research, a Michigan-based, privately-held pre-clinical toxicology research laboratory. He joined MPI Research in November 1995 as co-Chairman and had served as Chairman and Chief Executive Officer since 1999

Prior Occupation(s):
»From 1993 to 1996, he served as president and chief executive officer of Richard-Allan Medical Industries (now Thermo Fisher Scientific Inc.), a worldwide manufacturer of surgical and laboratory products

»From 1973 to 2003, he served in a variety of positions at The Upjohn Company, a pharmaceutical company, most recently as Vice Chairman of the board

»Previously served as Trustee for the Financial Accounting Foundation, which oversees the Financial Accounting Standards Board, as a member of the Emerging Issues Task Force, and as National Chairman of the Financial Executives Institute

Other Public Company Board(s):
»Monsanto Company since June 2000 (currently Chairman of the Audit and Finance Committee and a member of the Executive and the People and Compensation Committees)

»Stryker Corporation since 1993 (a member of the Governance and Nominating Committee, Chairman of the Compensation Committee and the Lead Independent Director of its board)

Robert S. Taubman Director since: 1992 (IPO) Age: 62
Qualifications, Attributes, Skills and Experience:
»Has led the Company as a principal executive officer for 32 years, as a director for 24 years and as Chairman for 15 years. He is a recognized leader in the REIT and regional mall industries

»Unique perspective and understanding of the Company's business, culture and history, having led the Company through many economic cycles, internal and external growth and curtailment, global expansion and other key operational and strategic initiatives. His day-to-day leadership of the Company gives him critical insights into the Company's operations, strategy and competition, and allows him to facilitate the Board's ability to perform its critical oversight function

»Through his work at the Company and his leadership roles in numerous real estate and shopping center industry associations in Michigan and nationally, he possesses an in-depth knowledge of the REIT industry and regional malls, outlet centers and mixed-use centers on a global basis, and has significant relationships with key developers, potential and current joint venture partners, and tenants

»Extensive board and board committee experience at other public companies, including through his current and long-standing service as a director of Comerica Bank and Sotheby's Holdings, also provides him significant insight as to governance and compliance-related matters of public companies

Current Occupation(s):
»Chairman of the Board, and President and Chief Executive Officer of the Company and the Manager, which is a subsidiary of TRG. He has been Chairman since December 2001 and President and CEO since 1990

Other:
»Immediate past Chairman and a director of the Real Estate Roundtable

»Member and former Trustee of the Urban Land Institute

»Member of the Executive Board of the National Association of Real Estate Investment Trusts

»Trustee of the Cranbrook Educational Community

»Director of Business Leaders for Michigan

»Member of the board committee of Beaumont Hospital

»Leadership Advisory board member of A. Alfred Taubman Medical Research Institute

»Former trustee of the International Council of Shopping Centers

»Serves on the University of Michigan Investment Advisory Committee and is involved in a number of community and philanthropic organizations.

»Brother of William Taubman

Other Public Company Board(s):
»Comerica Bank and related predecessor boards since 1987 (currently, a member of the Enterprise Risk Committee)

»Sotheby's Holdings, Inc., the international art auction house, from 2000 through his retirement from the Board in May 2016 (most recently served as Chairman of the Finance Committee)

Myron E. Ullman, III Director since: 2016; and served 2003-04 Age: 69
Qualifications, Attributes, Skills and Experience:
»Through his senior leadership and public company board experience with U.S. and international retailers, he brings to the Board extensive knowledge in important areas, including leadership of global businesses, finance, executive compensation, risk assessment and compliance

»Possesses brand marketing experience and international distribution and operations experience from his roles at major U.S. and international retailers, as well as insights and perspectives from positions he has held in the technology and real estate industries and the public sector

»Experiences as chairman and chief executive officer of various entities during his career provide the Board with insight into the challenges inherent in managing a complex organization

Current Occupation(s):
» Serves as Executive Chairman of J.C. Penney Company, Inc., a chain of retail department stores, since August 2015

»From April 2013 to August 2015, served as Chief Executive Officer and a member of the Board of Directors of J.C. Penney Company, Inc. Previously served as Executive Chairman of J.C. Penney Company, Inc., from November 2011 to January 2012, and as the Chairman of the Board of Directors and Chief Executive Officer from December 2004 to November 2011

Prior Occupation(s):
»Served as Directeur General, Group Managing Director of LVMH Möet Hennessy Louis Vuitton, a luxury goods manufacturer and retailer, from July 1999 to January 2002

»From January 1995 to June 1999, he served as Chairman and Chief Executive Officer of DFS Group Limited, a retailer of luxury branded merchandise

»From 1992 to 1995, Mr. Ullman served as Chairman and Chief Executive Officer of R.H. Macy & Co., Inc.

»Served as the Chairman of the Federal Reserve Bank of Dallas through the end of 2014

Other Public Company Board(s):
»In addition to serving as Executive Chairman of J.C. Penney Company, Inc., he currently serves on the Board of Directors of Starbucks Corporation (including service as Chair of the Compensation and Management Development Committee)

»Previously served on the Boards of Directors for Ralph Lauren Corporation, Taubman Centers, Saks, Inc. and Pzena Investment Management, Inc.

Graham T. Allison Director since: 1996; and served 1993-94 Age: 76
Qualifications, Attributes, Skills and Experience:
»Has significant knowledge of the Company and its culture based on his 20 years of service as a director

»Extensive board and board committee experience across industries enables him to provide significant insight as to governance and compliance-related matters

»Extensive knowledge and experience in complex international affairs and government policy, and the resulting significant contacts he has established therefrom, has benefited the Company's development plans domestically and internationally

»His career in academia and government policy also has provided a unique insight into strategic planning and risk management issues

Current Occupation(s):
» Douglas Dillon Professor of Government and the Director of the Belfer Center for Science and International Affairs at Harvard University, serving in such capacities since 1995. He has been a leading analyst of U.S. national security and defense policy for over three decades

Prior Occupation(s):
»Former United States Assistant Secretary of Defense in the first Clinton administration. Also served as a special advisor to the Secretary of Defense under President Reagan and numerous public committees and commissions related to national security and defense issues

»As “founding dean” of the Kennedy School of Harvard University, he built the major professional school of public policy and government from 1977 to 1989

»Served as a director of Natixis Global Asset Management, the Loomis Sayles Funds and the Hansburger Funds from 1984 to 2012. He also previously served as a director of CDC Nvest Funds and IXIS Asset Advisors, as well as Belco Oil and Gas, Chase Manhattan Bank, Getty Oil Company, and USEC

»Served as a director of Joule Unlimited (f/k/a Joule Biotechnologies) since 2009

Other Public Company Board(s): »None

Peter Karmanos, Jr. Director since: 2000 Age: 73
Qualifications, Attributes, Skills and Experience:
»Has significant knowledge of the Company and its culture based on his 16 years of service as a director

»Has significant expertise and experience in public company management, entrepreneurial leadership, brand marketing, strategic planning, international business and informational technology resulting from his development and leadership of Compuware for over 40 years, from start-up to member of the S&P 500, and MadDog Technology

»His unique perspective enables him to bridge the gap between Chairman and CEO and the independent directors of a public company

»Has in-depth entrepreneurial and strategic planning experience from his leadership of numerous civic and charitable organizations, many of which are focused on finance, technology and business matters

»Extensive board and board committee experience at other public companies, including through his long-standing service as a director of Worthington Industries and Compuware (as Executive Chairman), which enables him to provide significant insight as to governance and compliance-related matters

Current Occupation(s):
»Chairman and co-founder of MadDog Technology, a company formed in 2014 that partners with companies to create digital enterprises

»Co-owner of the Carolina Hurricanes and is the owner of the Florida Everblades

Prior Occupation(s):
»Founded Compuware Corporation, a global provider of software solutions and professional services headquartered in Detroit, Michigan. Mr. Karmanos served as a director of Compuware from its inception in 1973 to March 2013, as its Chairman from November 1978 to March 2013, as its Executive Chairman from June 2011 to March 2013, as its Chief Executive Officer from July 1987 to June 2011, and as its President from October 2003 to March 2008

»Mr. Karmanos founded the Barbara Ann Karmanos Institute

Other Public Company Board(s): »Worthington Industries, Inc. since 1997 (currently a member of its Executive Committee and Chair of its Nominating and Governance Committee)

William S. Taubman Director since: 2000 Age: 57
Qualifications, Attributes, Skills and Experience:
»Has led the Company as a principal executive for 22 years and as a director for 16 years

»Unique perspective and understanding of the Company's business, culture and history, having led the Company through many economic cycles, internal and external growth and curtailment, global expansion and other key operational and strategic initiatives

»Day-to-day leadership of the Company gives him critical insights into the Company's operations, strategy and competition, and allows him to facilitate the Board's ability to perform its critical oversight function

»Through his work at the Company and his leadership roles in numerous real estate and shopping center industry associations in Michigan and nationally, he possesses an in-depth knowledge of the REIT industry and regional malls, outlet centers and mixed-use centers on a global basis, and has significant relationships with key developers, potential and current joint venture partners, and tenants

»Served as a financial analyst specializing in mergers and acquisitions before joining the Company

Current Occupation(s):
» Chief Operating Officer of the Company, appointed in 2005, and served as Executive Vice President of the Company from 1994 to 2005. Mr. Taubman is also the Executive Vice President of the Manager, a position he has held since 1994. His responsibilities include the overall management of the development, leasing, and center operations functions. He held various other positions with the Manager prior to 1994

Other:
» Member of the Board and the Executive Committee of the International Council of Shopping Centers and was a past Chairman of the board

»Member of the Urban Land Institute and the National Association of Real Estate Investment Trusts

»Chairman of New Detroit

»Leadership Advisory Board Member for the A. Alfred Taubman Medical Research Institute

»Board of trustees for the Museum of Arts & Design in New York.

»Brother of Robert Taubman

Other Public Company Board(s): »None

Director Independence
The NYSE listing standards set forth objective requirements for a director to satisfy, at a minimum, in order to be determined to be independent by the Board. In addition, in order to conclude a director is independent in accordance with the NYSE listing standards, the Board must also consider all relevant facts and circumstances, including the director's commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Board may determine from time to time. The Board has adopted additional categorical standards regarding relationships that the Board does not consider material for purposes of determining a director's independence. The Company's Corporate Governance Guidelines set forth the NYSE objective requirements and the Company's additional categorical standards for Board independence, as well as additional independence standards for members of the Audit Committee and the Compensation Committee established by the SEC and the NYSE.
The Board has determined, after considering all of the relevant facts and circumstances, including written information provided by each director, that all of the non-employee directors, Messrs. Allison, Chazen, Hatkoff, Karmanos, Parfet, Tysoe and Ullman, are independent from management in accordance with the NYSE listing standards and the Company's Corporate Governance Guidelines. In particular, the Board considered that Mr. Parfet serves on the board for the College for Creative Studies in Detroit, Michigan.  The Company and Robert Taubman and his wife contributed $6,410 in aggregate to the College for Creative Studies in 2015, and A. Alfred Taubman previously made a $15 million testamentary pledge. The Board determined these donations and pledge did not impair independence because (A) A. Alfred Taubman was a member of the board for the College for Creative Studies from 1987 until his death in 2015, and he served as chairman of the building committee, and (B) Mr. Parfet did not solicit any of such donations or pledge.
The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are composed entirely of independent directors. In addition, after considering all of the relevant facts and circumstances, the Board has determined that each member of the Audit Committee and the Compensation Committee qualifies as independent in accordance with the additional independence rules established by the SEC and the NYSE.

BOARD MATTERS

The Board of Directors
General
The Board has general oversight responsibility for the Company's affairs and the directors, in exercising their fiduciary duties, represent and act on behalf of the shareholders. Although the Board does not have responsibility for the Company's day-to-day management, it stays regularly informed about the Company's business and provides guidance to management through periodic meetings and other informal communications. The Board provides critical oversight in, among other things, the Company's strategic and financial planning process, leadership development and succession planning, risk management, as well as other functions carried out through the Board committees as described below. The Board also performs an annual performance review of the Board and individual directors.
Board Leadership
Our Board is led by Robert Taubman, the Company's Chairman, President and Chief Executive Officer. The Board believes this structure permits a unified strategic vision for the Company that ensures appropriate alignment between the Board and management and provides clear leadership for the Company. The Board does not utilize a lead independent director. Although the Board recognizes the increasing utilization of non-executive chairmen and lead directors in many public companies, the Board believes its current leadership structure is most appropriate for the Company and best serves the shareholders of the Company at the current time, as it has since Robert Taubman became Chairman in 2001. There is no “one size fits all” approach to ensuring independent leadership. The Board believes that its seven independent directors are deeply engaged and provide significant independent leadership and direction given their executive and Board experience noted above. See “Proposal 1-Election of Directors-Director Background and Qualifications.” The independent directors are the sole members of the Audit, Nominating and Corporate Governance, and Compensation Committees, which collectively oversee critical matters of the Company such as the integrity of the Company's financial statements, the compensation of executive management, the selection and evaluation of directors, and the development and implementation of the Company's corporate governance policies and structures. The independent directors also meet regularly in executive session at Board and committee meetings and have access to independent advisors as they deem appropriate. Management supports this oversight role through its tone-at-the-top and open communication.
Board Oversight of Risk Management
The Board oversees the Company's risk management primarily through the following:

•
the Board's review and approval of management's annual business plan, including the projected opportunities and challenges facing the business, and review of management's long-term liquidity and strategic plans;

•	the Board's review, on at least a quarterly basis, of business developments, strategic plans and implementation, liquidity and financial results;

•
the Board's oversight of the implementation of an enterprise risk management framework, including its review of specific material risks and risk mitigants and participation in presentations by key employees that manage key operations, internal leadership teams and strategic initiatives;

•	the Board's oversight of succession planning;

•	the Board's oversight of capital spending and financings, as well as mergers, acquisitions and divestitures;

•
the Audit Committee's oversight of the Company's significant financial risk exposures (including credit, liquidity and legal, regulatory and other contingencies), accounting and financial reporting, disclosure control and internal control processes (including internal control over financial reporting, and the Audit Committee's discussions with management, the independent accountants and internal auditors regarding the quality and adequacy thereof), the internal audit function, and the legal, regulatory and ethical compliance functions (including key compliance policies, such as the Code of Business Conduct and Ethics, Conflict of Interest and Related Person Transactions policies);

•	the Nominating and Corporate Governance Committee's oversight of Board structure, the Company's governance policies and the self-evaluation assessments conducted by the Board and its committees;

•
the Compensation Committee's review and approvals regarding executive officer compensation and its alignment with the Company's business and strategic plans, and the review of compensation plans generally and the related incentives, risks and risk mitigants; and

•
Board and committee executive sessions consisting of the independent directors, solely among themselves, as well as with management, the internal and outside auditor, compensation consultant and other third parties.

Meetings
The Board and its committees meet throughout the year at regularly scheduled meetings, and also hold special meetings and act by written consent as appropriate. In 2015, the Board held five meetings. During 2015, each director attended at least 75%, in aggregate, of the meetings of the Board and all committees of the Board on which he or she served.
Directors are expected to attend all meetings, including the annual meeting of shareholders, and the Company historically has scheduled a Board meeting on the date of the annual meeting of shareholders. All directors serving in 2015 attended the 2015 annual meeting in person or via conference call.
Non-management directors hold regularly scheduled executive sessions at which they meet without the presence of management. These executive sessions generally occur around regularly scheduled meetings of the Board. Each meeting, the position of presiding director is rotated in alphabetical order among the non-management directors. For more information regarding the Board and other corporate governance policies and procedures, see “-Corporate Governance.” For information on how you can communicate with the Company's non-management directors, including the presiding director, see “-Shareholder Communication with the Board.”

Committees of the Board
The Board has delegated various responsibilities and authority to Board committees and each committee regularly reports on its activities to the Board. Each committee, except the Executive Committee, has regularly scheduled meetings and nearly always has executive sessions each meeting at which committee members meet without the presence of management (as well as with certain members of management). Each committee, other than the Executive Committee, operates under a written charter approved by the Board, which is reviewed annually by the respective committees and the Board and is available on the Company's website, www.taubman.com, under the Investors - Corporate Governance - Committee Composition and Charters tab. The table below sets forth the current membership of the four standing committees of the Board and the number of meetings in 2015 of such committees:

Name	Audit	Compensation	Nominating and Corporate Governance	Executive
Graham T. Allison	—	—	X	X
Jerome A. Chazen	Chair	X	—	—
Craig M. Hatkoff	—	Chair	X	—
Peter Karmanos, Jr.	—	X	—	—
William U. Parfet	X	—	Chair	—
Robert S. Taubman	—	—	—	Chair
William S. Taubman	—	—	—	—
Ronald W. Tysoe	X	X	—	X
Myron E. Ullman, III	X	—	X	—
Meetings	9	3	2	—
Ms. Payne resigned as Vice Chairman of the Board effective March 2016. She was not a member of any standing committee of the Board in 2015 or in 2016. Mr. Ullman was appointed in April 2016 to fill the vacant Board seat following Ms. Payne's resignation. He was appointed to the Audit Committee and the Nominating and Corporate Governance Committee in April 2016.

Audit Committee
The Audit Committee is responsible for providing independent, objective oversight and review of the Company's auditing, accounting and financial reporting processes, including by: reviewing the audit results and monitoring the effectiveness of the Company's internal control over financial reporting, disclosure controls and internal audit function; reviewing our reports filed with or furnished to the SEC that include financial statements or results; and providing oversight of legal, ethical and regulatory compliance functions (including key compliance policies, such as the Code of Business Conduct and Ethics, Conflict of interest and Related Person Transactions policies). In addition, the Audit Committee engages the independent registered public accounting firm and approves its work plan and fees. The Audit Committee may form and delegate authority to subcommittees as appropriate. See “Audit Committee Matters,” “Report of the Audit Committee” and the Audit Committee's charter for additional information on the responsibilities and activities of the Audit Committee.
The Board has determined that each Audit Committee member has sufficient knowledge in reading and understanding financial statements to serve thereon and is otherwise financially literate. The Board has further determined that three Audit Committee members, Mr. Parfet, Mr. Tysoe and Mr. Ullman, qualify as “audit committee financial experts” within the meaning of SEC regulations and that each of them has the accounting and related financial management expertise required by the NYSE listing standards. The designation of an “audit committee financial expert” does not impose upon such person any duties, obligations or liabilities that are greater than those generally imposed on such person as a member of the Audit Committee and the Board, and such designation does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board.
In accordance with NYSE rules, an Audit Committee member may not simultaneously serve on more than two other audit committees of public companies unless the Board determines that such simultaneous service would not impair the ability of such person to effectively serve on the Audit Committee and discloses such determination. No Audit Committee member currently serves on more than two other audit committees of public companies.
Compensation Committee
The Compensation Committee is responsible for: overseeing compensation and benefit plans and policies generally; reviewing and approving equity grants and otherwise administering share-based plans; reviewing and making recommendations to the Board regarding director compensation; monitoring compliance with stock ownership guidelines; reviewing and approving annually all compensation decisions relating to the Company's senior management; and reviewing certain compensation disclosures and proposals in our proxy statement and other reports filed with or furnished to the SEC. The Compensation Committee also reviews and discusses, at least annually, the relationship between risk management policies and practices, corporate strategy and the Company's compensation programs. The Compensation Committee may form and delegate authority to subcommittees as appropriate. See “Compensation Discussion and Analysis,” “Compensation Committee Report” and the Compensation Committee's charter for additional information on the responsibilities and activities of the Compensation Committee.
Role of Management.    Similar to prior years, in 2015 the Compensation Committee took significant direction from the recommendations of the Manager, including Robert Taubman and other executives of the Manager, with respect to the design and implementation of the Company's compensation program for its senior management. See “Compensation Discussion and Analysis—Compensation Review Process” for further information.
Role of Compensation Consultant. The Compensation Committee determined to re-engage Towers Watson as its compensation consultant for 2015 with respect to the Company's senior management and non-employee director compensation programs and approved the terms of such engagement. Representatives of Towers Watson often are invited to attend Compensation Committee meetings.

The Compensation Committee works with management to determine the consultant's responsibilities and direct its work product, although the Compensation Committee is responsible for the formal approval of the annual work plan. Towers Watson's responsibilities in 2015 with respect to executive compensation are set forth in “Compensation Discussion and Analysis—Compensation Review Process."
The Compensation Committee reviews the Company's non-employee director compensation program every other year and makes recommendations to the Board as appropriate. In 2014, the Compensation Committee engaged Towers Watson to assess the Company's competitive position regarding its non-employee director compensation program, which resulted in a revised program effective January 1, 2015. See “-Director Compensation” below for further information.
Independence of Compensation Consultant and Potential Conflicts of Interest.  The Compensation Committee has the sole authority to engage outside advisors and establish the terms of such engagement, including fees. In connection with any such engagement, the Compensation Committee reviews the independence of such advisor, based on the factors specified by the NYSE as well as any other factors it deems appropriate, and any conflicts of interest raised by the work of such outside advisor.
During 2015, the Company did not retain Towers Watson to provide services other than the executive and non-employee director compensation services provided to the Compensation Committee. Although the Company has retained Towers Watson for limited services in prior years which services neither the Compensation Committee nor the Board approve, the Compensation Committee believes that the advice it receives from the individual compensation consultants is objective and not influenced by Towers Watson's or any of its affiliates' other relationships with the Company because of the policies and procedures Towers Watson and the Compensation Committee have in place. These policies and procedures include:

•
the Compensation Committee's individual consultants receive no incentive or other compensation based on the fees charged to the Company for other services provided by Towers Watson or any of its affiliates, if any;

•	the Compensation Committee's individual consultants are not responsible for selling other Towers Watson or affiliate services to the Company;

•
Towers Watson's professional standards prohibit the Compensation Committee's individual consultants from considering any other relationships that Towers Watson or any of its affiliates may have with the Company in rendering their advice and recommendations;

•	the Compensation Committee has the sole authority to retain and terminate its compensation consultants;

•
the Compensation Committee's individual consultants have direct access to the Compensation Committee without management intervention and may participate in executive sessions with the Compensation Committee; and

•	the Compensation Committee evaluates the quality and objectivity of the services provided by the consultants each year and determines whether to continue to retain the consultants.
Except as set forth above, the Compensation Committee noted that there were no potential conflicts of interest raised by the work of the individual consultants.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for: identifying individuals qualified to become directors and recommending director nominees to the Board (other than vacancies for which holders of the Series B Preferred Stock propose nominees); reviewing the composition, organization, function and performance of the Board and its committees; and exercising general oversight over corporate governance policy matters of the Company, including developing, recommending and monitoring the Corporate Governance Guidelines. The Nominating and Corporate Governance Committee may form and delegate authority to subcommittees as appropriate. See the Nominating and Corporate Governance Committee's charter for additional information on its responsibilities and activities.
As set forth in the Corporate Governance Guidelines, the Nominating and Corporate Governance Committee considers the experience, mix of skills and other qualities of the existing Board to ensure appropriate Board composition. The Nominating and Corporate Governance Committee believes directors and nominees must have demonstrated excellence in their chosen fields, high ethical standards and integrity, and sound business judgment. The Nominating and Corporate Governance Committee does not have a specific diversity policy underlying its nomination process, although it seeks to ensure the Board includes members with diverse backgrounds, qualifications, skills and experience, including appropriate financial, governance, capital market, real estate, retail and other expertise relevant to the Company's business. Generally, the Nominating and Corporate Governance Committee will re-nominate incumbent directors who continue to satisfy its criteria for membership on the Board, who it believes will continue to make important contributions to the Board and who consent to continue their service on the Board. If a vacancy on the Board occurs, the Nominating and Corporate Governance Committee will seek individuals who satisfy its criteria for membership on the Board.
The Nominating and Corporate Governance Committee generally relies on multiple sources for identifying and evaluating non-incumbent nominees, including referrals from the Company's current directors and management. In 2015, the Nominating and Corporate Governance Committee did not engage a search firm or pay fees to other third parties in connection with identifying or evaluating Board nominee candidates. The Nominating and Corporate Governance Committee does not solicit director nominations, but will consider recommendations by shareholders with respect to elections to be held at an annual meeting, so long as such recommendations are sent on a timely basis to the Secretary of the Company and are in accordance with the Company's Restated By-Laws (the By-Laws) and applicable law. The Nominating and Corporate Governance Committee will evaluate nominees recommended by shareholders against the same criteria that it uses to evaluate other nominees. The Company did not receive any nominations of directors by shareholders for the 2016 annual meeting.
Under the By-Laws, shareholders must follow an advance notice procedure to nominate candidates for election as directors or to bring other business before an annual meeting. The advanced notice procedures set forth in the By-Laws do not affect the right of shareholders to request the inclusion of proposals in the Company's proxy statement and form of proxy pursuant to SEC rules. See “Additional Information-Presentation of Shareholder Proposals and Nominations at 2017 Annual Meeting” for information regarding providing timely notice of shareholder proposals and nominations. For nominations and shareholder proposals, the notice provided by shareholders to the Company must include, among other things:

•	for director nominations:

•	the name and address of the person or persons being nominated;

•	the consent of each nominee to serve as a director if elected and to be named in the proxy statement;

•
a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the shareholder and beneficial owner, if any, and their respective affiliates and associates and others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates or others acting in concert therewith, on the other hand;

•	a description of certain voting or compensatory arrangements;

•
information regarding the nominee to enable the Company to determine whether the proposed nominee qualifies as an independent director and otherwise is in compliance with the Company's policies and guidelines applicable to directors; and

•	such other information regarding each nominated person that would be required in a proxy statement filed pursuant to the SEC's proxy rules in the event of an election contest.

•	for other business, a brief description of such business, the reasons for conducting such business and any material interest in such business; and

•	for a shareholder and beneficial owner(s), if any, on whose behalf the nomination or proposal is being made:

•	the name and address of the shareholder (and beneficial owner, if any);

•	the class and number of shares of the Company's stock that the shareholder (and beneficial owner, if any) owns;

•	information regarding such persons' interest (and the interest of related persons) in the matters being proposed;

•	arrangements between the persons proposing such action;

•
the interests of such persons and related persons in the Company's stock, including disclosure of agreements that involve hedging, short positions and similar arrangements and agreements that involve acquiring, voting, holding or disposing of the Company's stock; and

•	whether such persons intend to solicit proxies in support of the nominee or proposed business.
In addition, such information provided to the Company must be updated and supplemented so that all applicable information is true and correct as of the record date and within 15 days prior to the applicable meeting or any adjournment or postponement thereof. See the By-Laws for complete information required to be included in such notice to the Company.
Executive Committee
The Executive Committee has the authority to exercise many of the functions of the full Board between meetings of the Board, although historically it has only been used for administrative purposes between regularly scheduled Board meetings.

Corporate Governance
The Board and management are committed to responsible corporate governance to ensure that the Company is managed for the benefit of its shareholders. To that end, the Board and management periodically review and update, as appropriate, the Company's corporate governance policies and practices. The Company also updates policies and practices as mandated by the Sarbanes-Oxley Act of 2002, Dodd-Frank and other SEC or NYSE rules and regulations.
A copy of the Company's committee charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics will be sent to any shareholder, without charge, upon written request to the Company's executive offices: Taubman Centers Investor Services, 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304-2324.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines, a copy of which can be found at the Company's website, www.taubman.com, under the Investors - Corporate Governance tab. These guidelines address, among other things, director responsibilities, qualifications (including independence), compensation and access to management and advisors. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing these guidelines and recommending any changes to the Board.
Majority Voting Policy. Included in the Corporate Governance Guidelines is a policy approved by the Board in December 2015 to be followed if any nominee for director receives a greater number of votes “withheld” from his or her election than votes “for” such election. In such event, the applicable director must promptly tender his or her resignation, conditioned on Board acceptance, following certification of the shareholder vote; provided, however, that this does not apply when the number of individuals nominated for election exceeds the number of directors to be elected, including as a result of a proxy contest. The Nominating and Corporate Governance Committee will consider the resignation offer and, within 60 days following certification of the shareholder vote, recommend to the Board whether to accept such resignation. The Board will act on the Committee’s recommendation within 90 days following certification of the shareholder vote. The Board will promptly disclose in reasonable detail its decision and rationale regarding the acceptance or rejection of the resignation, as applicable, in a widely disseminated press release, in a filing with the SEC or by other widely disseminated public announcement. If a director’s resignation is accepted by the Board, the Board may either fill the resulting vacancy or decrease the size of the Board pursuant to the By-laws.
Annual Performance Evaluations. The Corporate Governance Guidelines require that the Board and its committees conduct self-evaluations at least annually to determine whether the Board and its committees are functioning effectively. These reviews focus on the Board and its committees as a whole, as well as individual directors when circumstances warrant such discussion. The Board also reviews the Nominating and Corporate Governance Committee’s periodic recommendations concerning the performance and effectiveness of the Board and its committees. The Nominating and Corporate Governance Committee oversees the annual performance evaluation process.
Code of Conduct
The Board also has adopted a Code of Business Conduct and Ethics (the Code), which sets out basic principles to guide the actions and decisions of all of the Company's employees, officers and directors. The Code, also available on the Company's website, www.taubman.com, under the Investors - Corporate Governance tab, covers numerous topics including honesty, integrity, raising concerns, conflicts of interest, compliance with laws and internal policies, corporate opportunities and confidentiality. Waivers of the Code are discouraged, but any waiver or material amendment that relates to the Company's executive officers or directors may only be made by the Board or a Board committee and will be publicly disclosed on the Company's website, www.taubman.com, under the Investors - Corporate Governance tab within four business days of such waiver or amendment. See “Related Person Transactions” for additional information on the Board's policies and procedures regarding related person transactions.
Committee Charters
See "Committees of the Board" for a description of the Board's delegation of authority and responsibilities to the four standing committees.

Succession Planning
The succession planning process for executive officers is designed to assist the Board in understanding our readiness and the related transition risks for a crisis as well as a planned transition, and to oversee the development of strong leadership quality and executive bench strength. On at least an annual basis, the Board meets with the Chief Executive Officer and in executive session without management to discuss succession planning and strategies to strengthen and supplement the skills and qualifications of internal succession candidates. Key executives have ongoing exposure to the Board to assist in the Board's oversight. Further, the Chief Executive Officer, other executive officers and Human Resources periodically provide the Board with an assessment of key executives for potential succession and discuss potential sources of external candidates.
Shareholder Engagement
The Company and/or Board engages periodically with the Company's shareholders to discuss performance, governance practices and compensation programs. Each year, the Company interacts with its shareholders through various engagement activities. The Company believes these interactions provide it with useful feedback and allows it to better understand its shareholders’ perspectives. Members of the Board may participate in such engagement upon shareholder request.

Director Compensation
Non-employee director compensation consists of a mix of cash and equity, with such directors retaining the option to defer such compensation under the Non-Employee Directors' Deferred Compensation Plan. The combination of cash and equity compensation is intended to provide incentives for non-employee directors to continue to serve on the Board, to further align the interests of the Board and shareholders and to attract new non-employee directors with outstanding qualifications. Directors who are employees or officers of the Company or any of its subsidiaries do not receive any compensation for serving on the Board and therefore are excluded from the director compensation table below. The Company reimburses all directors for expenses incurred in attending meetings or performing their duties as directors.
The Compensation Committee reviews the non-employee director compensation program every other year and makes recommendations to the Board as appropriate. The Board approved revisions to the non-employee director compensation program effective January 1, 2015. The Compensation Committee engaged Towers Watson to assess the Company's competitive position regarding its non-employee director compensation program in 2014. The market data reviewed (based on 2013 compensation data) included the peer group data of 14 REITs also utilized for the Company's executive compensation market study and a general industry group of more than 250 non-financial public companies with 2013 year-end market capitalizations similar to the Company. Consistent with historical practice, the Compensation Committee determined to target non-employee director compensation between the 75th percentile of the REIT peer group and the median of the general industry peer group. The market data showed that the program was below its target total compensation. In particular, the Compensation Committee noted the decreasing utilization of Board and committee meeting fees, within both the REIT and general industry peer groups. Based on such market data, the Compensation Committee recommended and the Board approved, effective January 1, 2015, the following changes to the Company's non-employee director compensation program: the elimination of Board and committee meeting fees and in lieu thereof an increase in the annual cash retainer from $60,000 to $70,000 and the implementation of cash retainers for committee members; an increase in the cash retainers for committee chairs; and an increase in the annual equity retainer from $120,000 to $125,000.
2015 Compensation Program
The following table sets forth the compensation program for non-employee directors in 2015:

2015 ($)
Annual cash retainer:
Board	70,000
Additional annual cash retainer for Committees:
Audit Committee chair	20,000
Audit Committee member	12,000
Compensation Committee chair	15,000
Compensation Committee member	6,000
Nominating and Corporate Governance Committee chair	12,500
Nominating and Corporate Governance Committee member	4,500
Annual equity retainer (fair market value)	125,000
Annual Cash Retainer.    The annual cash retainer was paid in installments each quarter (in advance).
Annual Equity Retainer.    In 2015, each non-employee director received shares of common stock each quarter (in advance) having a fair market value of $31,250. The number of shares received is determined by dividing such amount by the closing price of the common stock as of the last business day of the preceding quarter. The awards are made pursuant to the 2008 Omnibus Long-Term Incentive Plan, as amended (the 2008 Omnibus Plan). The Company does not coordinate the timing of share grants with the release of material non-public information, as the grant date is always the first business day of each quarter.

Non-Employee Directors' Deferred Compensation Plan.    Non-employee directors may defer the receipt of all or a portion of their cash retainer and equity retainer until the earlier of the termination of Board service or a change of control. The deferred compensation is denominated in restricted share units, and the number of restricted share units received equals the deferred retainer fee divided by the fair market value of the Company's common stock on the business day immediately before the date the director would have been otherwise entitled to receive the retainer fee. During the deferral period, the non-employee directors' deferral accounts are credited with dividend equivalents on their deferred restricted share units (corresponding to cash dividends paid on the Company's common stock), payable in additional restricted share units based on the fair market value of the Company's common stock on the business day immediately before the record date of the applicable dividend payment. Each non-employee director's deferral account is 100% vested. The restricted share units are converted into the Company's common stock at the end of the deferral period for distribution.
Perquisites.    The Company does not provide any perquisites to directors.
2015 Compensation Table
The table below sets forth the compensation of each non-employee director in 2015.

Name	Fees Earned or Paid in Cash ($) (1)(3)	Stock Awards ($) (2)(3)		Total ($)
Graham T. Allison	74,500	125,000		199,500
Jerome A. Chazen	108,000	125,000		233,000
Craig M. Hatkoff	95,653	124,847	(4)	220,500
Peter Karmanos, Jr.	76,000	125,000		201,000
William U. Parfet	99,153	124,847	(4)	224,000
Ronald W. Tysoe	88,000	125,000		213,000
Total	541,306	749,694		1,291,000
________________

(1)	Represents amounts earned in cash in 2015 with respect to the annual cash retainers and fractional shares awarded under the 2008 Omnibus Plan that were paid in cash.
(2)
Reflects shares of common stock granted under the 2008 Omnibus Plan in 2015. The amounts reported reflect the grant-date fair value of each award, which equals the corresponding cash value of the award.

(3)
In 2015, the following directors elected to defer the receipt of all or a portion of their cash retainers and/or equity retainers under the Non-Employee Directors' Deferred Compensation Plan. The restricted share units were fully vested on the grant date.

Name	2015 Cash Deferrals ($)	2015 Stock Deferrals ($)	Restricted Share Units Credited (excl. dividend equivalents) (#)
Graham T. Allison	74,500	125,000	2,739
Jerome A. Chazen	108,000	125,000	3,199
Peter Karmanos, Jr.	76,000	125,000	2,759
William U. Parfet (A)	49,500	—	680
Ronald W. Tysoe (B)	—	125,000	1,716
(A) Mr. Parfet elected to defer 50% and 0% of his cash and stock compensation, respectively, in 2015.
(B) Mr. Tysoe elected to defer 0% of his cash compensation in 2015.
(4) The value of fractional shares related to the equity retainer was paid in cash.

Director Stock Ownership Guidelines
The Board has adopted stock ownership guidelines for the directors of the Company to further align the interests of shareholders and directors. The current guidelines are available on the Company's website, www.taubman.com, under the Investors - Corporate Governance tab.
The Compensation Committee last revised the stock ownership guidelines for non-employee directors effective January 1, 2015. Under the current guidelines, non-employee directors are required to maintain shares having a value of $350,000 (five times the annual cash retainer and excluding the additional cash retainer for committee chairs and members). Until the requirement is satisfied, a non-employee director must retain at least 50% of the net shares that vest. However, once the requirement is satisfied initially, a non-employee director will not be subject to such retention requirement if the total value of the shares falls below the requirement solely due to a decline in the price of the Company's common stock. As of February 1, 2016, all non-employee directors in service were in compliance with such guidelines.

Shareholder Communication with the Board
Any shareholder or interested party who desires to communicate with the Board or any specific director, including non-management directors in their capacity as members of the Board or a committee, may write to: Taubman Centers, Inc., Attn: Board of Directors, 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304-2324.
Depending on the subject matter of the communication, management will:

•
forward the communication to the director or directors to whom it is addressed; in particular, matters addressed to the Chairman of the Audit Committee will be forwarded unopened directly to such Chairman;

•
attempt to handle the inquiry directly where the communication does not appear to require direct attention by the Board or an individual member, e.g. the communication is a request for information about the Company or is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
To submit concerns regarding accounting and auditing matters, employees, shareholders and other interested persons may also call the Company's toll free, confidential hotline number, contact the Audit Committee Chairman or the Company's outside counsel, or utilize the confidential website, each as set forth in the Code of Business Conduct and Ethics available on the Company's website, www.taubman.com, under the Investors - Corporate Governance tab. All reports are confidential and anonymous, unless users choose to identify themselves.
Communications made through the confidential hotline and website, or to the Audit Committee Chairman or the Company's outside counsel, are reviewed by the Audit Committee at each regularly scheduled meeting; other communications will be made available to directors at any time upon their request.

EXECUTIVE OFFICERS
The executive officers of the Company serve at the pleasure of the Board. The executive officers of the Company are as follows:

Name	Age	Title
Robert S. Taubman	62	Chairman of the Board, President and Chief Executive Officer
William S. Taubman	57	Chief Operating Officer and Director
Simon J. Leopold	48	Executive Vice President, Chief Financial Officer and Treasurer
David S. Joseph II	45	Executive Vice President, Leasing of The Taubman Company LLC
Stephen J. Kieras	62	Executive Vice President, Development of The Taubman Company LLC
René Tremblay	61	President, Taubman Asia Management Limited
David A. Wolff	46	Vice President, Chief Accounting Officer
See “Proposal 1-Election of Directors-Director Background and Qualifications” for biographical and other information regarding Robert Taubman and William Taubman.
Simon J. Leopold is Executive Vice President, Chief Financial Officer and Treasurer of the Company and Manager. Mr. Leopold has been Executive Vice President and Chief Financial Officer since January 2016 and Treasurer since September 2012. Mr. Leopold joined the Company in September 2012 as Senior Vice President, Capital Markets and Treasurer, and he became Executive Vice President, Capital Markets and Treasurer in March 2015. Previously, Mr. Leopold spent approximately 13 years as an investment banker, where he served as the managing director in the real estate banking groups at Deutsche Bank (1999 to 2011), KBW (2011 to 2012) and UBS in 2012. Earlier in his career, Mr. Leopold worked in New York City government in a variety of urban planning and economic development positions in the Office of the Mayor, Department of City Planning and the city’s Economic Development Corporation. He is a member of the National Association of Real Estate Investment Trusts, the International Council of Shopping Centers and the Urban Land Institute.
David S. Joseph II is Executive Vice President, Leasing of the Manager, a position he has held since March 2015. Mr. Joseph was Senior Vice President, Leasing of the Manager from April 2013 to March 2015. Before joining the Company, he spent 12 years at Walton Street Capital, a large private equity real estate investment firm, where most recently as Principal he was responsible for identifying retail acquisitions and the overall strategic management of Walton’s retail properties. Prior to that, he served as Vice President of leasing for Urban Retail Properties in Chicago and as a Leasing Associate/Analyst at Faison Associates in Charlotte, North Carolina. An advisory board member of the University of Wisconsin Graaskamp Center for Real Estate, Mr. Joseph is also a member of the International Council of Shopping Centers and the Urban Land Institute.
Stephen J. Kieras is Executive Vice President, Development of the Manager, a position he has held since March 2015. Mr. Kieras was Senior Vice President, Development from September 2004 to March 2015. Mr. Kieras was a Group Vice President, Development of the Manager from 2001 to September 2004, a Vice President, Development from 1998 to 2001 and a Director, Development from 1990, when he joined the Manager, to 1998.
René Tremblay is the President, Taubman Asia Management Limited, a position he has held since October 2010. Prior to joining the Company, Mr. Tremblay served as executive vice president, real estate and president of the real estate group of Caisse de dépot et de placement du Québec, one of the ten largest real estate portfolios in the world. Prior to that, from 1995 to 2009, as president and CEO of Ivanhoe Cambridge, he oversaw the acquisition and integration of Cambridge Shopping Centres, and developed and executed a successful strategy of major international expansion in markets such as Brazil, Poland, France, Scotland, Spain and China. Mr. Tremblay served as worldwide chairman of the International Council of Shopping Centers from 2007 to 2008.
David A. Wolff is Vice President, Chief Accounting Officer of the Company and the Manager, a position he has held since March 2015. Mr. Wolff was Vice President, Financial Reporting of the Manager from March 2012 to March 2015. He previously served as Director, Accounting Standards & Compliance of the Manager and in various financial reporting, compliance and technical accounting capacities since joining the Manager in 1997. Prior to joining the Manager, Mr. Wolff was an audit manager at Deloitte & Touche, where he worked for seven years.

COMPENSATION DISCUSSION AND ANALYSIS
The Company’s compensation programs are designed to reward our executives for delivering superior performance and building shareholder value. The structure of our programs enables us to provide a competitive total rewards package while aligning senior executive interests to that of our shareholders. The following chart highlights the key considerations behind the development, review and approval of our named executive officers’ (NEOs) compensation:

Objectives
Our NEO compensation program is designed to:
• Align executives' long-term interests with those of our shareholders
• Reward superior individual and Company performance
• Attract, retain and motivate key executives who are critical to the Company's operations

Philosophy
Our NEO compensation philosophy is built on the following principles:
• Provide total compensation that is fair and competitively positioned in the marketplace
• Reward results linked to short-term and long-term performance (pay-for-performance)
• Drive a focus on increasing shareholder value
• Ensure incentives do not encourage inappropriate risk-taking

Executive Summary
The following highlights our continued approach to align our compensation policies and practices with company performance while maintaining appropriate compensation governance.

What We Do:
•	Pay for Performance
•	Balance Long-Term and Short-Term Incentives
•	Benchmark Compensation Against an Appropriate Peer Group
•	Maintain a Clawback Policy
•	Monitor Potential Risks in our Incentive Plans
•	Maintain Robust Stock Ownership Requirements
•	Engage an Independent Compensation Consultant
What We Don't Do:
•	No Tax Gross Up
•	No “Single Trigger” Severance Agreements
•	No Guaranteed Bonuses

Shareholder "Say-on-Pay" Votes
In evaluating the design of our executive compensation programs and the specific compensation decisions for each of our NEOs, the Compensation Committee considers shareholder input, including the advisory "say-on-pay" vote at our annual meeting. In 2015, the Company received significant shareholder support for compensation programs for NEOs with 97% of the outstanding votes cast approving the proposal. Based on this vote, the Compensation Committee determined that no changes would be made to our compensation programs as a result of such vote.

Pay for Performance Focus

Aligning Pay with Performance
To ensure that we are adhering to our pay for performance principles, a significant portion of the NEOs compensation is at-risk based on the extent to which the following target performance measures are achieved:

•	Funds from operations (FFO),

•	Growth in comparable center net operating income, excluding lease cancellation income (Comparable Center NOI),

•	Goals related to our new developments, and

•	Total shareholder return (TSR).
The Company’s incentive compensation programs for NEOs are designed to link compensation performance with our business goals, some of which are short-term, while others take several years to achieve. To the extent target performance measures are not achieved, or they are exceeded, the NEOs generally will earn compensation below or above the target total direct compensation, respectively, supporting our pay-for-performance objectives.
The performance measures utilized in both our annual and long-term incentive plans generally are based on the Company and management team as a collective unit, to foster teamwork and maximize the Company's performance. However, the allocation of the annual bonus pool earned by senior management in aggregate is based on individual considerations.

	Short-Term (Cash) Annual Bonus Program	Long-Term (Equity) Performance Share Units (PSUs)	Long-Term (Equity) Restricted Share Units (RSUs)
Objective	Short-term operational business priorities	Shareholder value creation	Shareholder value creation
Time Horizon	1 Year	3 Years*	3 Years
Metrics	FFO, Comparable Center NOI and new development goals	Relative TSR with 0x-3x payout	Time Vested
* NEO’s except Mr. Tremblay also have a 5 year Special PSU for retention purposes. Because Mr. Tremblay has a significantly different long-term compensation program as discussed on page 46, his equity grant consists of an RSU award for retention purposes.
The charts below illustrate the pay for performance alignment for the NEO's:

*Mr. Tremblay is not included due to his significantly different compensation package.

In addition, NEOs have equity awards granted in prior years subject to vesting over a number of years. Both the incentive plans and stock ownership guidelines reinforce shareholder alignment for long-term performance.

Elements of the Executive Compensation Program
The following table describes how elements of compensation are intended to satisfy the Company’s compensation objectives.

	Link to Program Objectives	Type of Compensation	Important Features
Base Salary
• Fixed level of cash compensation to support attraction and retention of key executives in a competitive marketplace
• Preserves an employee’s commitment during downturns in the REIT industry and/or in equity markets
		Cash	• Determined based on evaluation of individual’s experience, current performance, and internal pay equity and a comparison to peer group
Annual Cash Bonus
• Target cash incentive opportunity (set as a percentage of base salary) that encourages executives to achieve annual Company financial and development goals
• Assists in retaining, attracting and motivating employees in the near term
Cash
• Funding based on the performance measures of FFO per diluted share, as adjusted for extraordinary and/or unusual items, growth in Comparable Center NOI, and new development goals
• Payouts are based on individual performance

Long-Term Incentives Program: RSUs
• Focuses executives on achievement of long-term Company financial and strategic goals and total shareholder return, thereby creating long-term shareholder value (pay-for-performance)
• Assists in maintaining a stable, continuous management team in a competitive market
• Maintains shareholder-management alignment
• Easy to understand and track performance
• Limits dilution to existing shareholders relative to utilizing options
		Long-Term Equity	• 50% of annual long-term incentive award • Provides upside incentive in up market, with some down market protection • Three-year cliff-vest
Long-Term Incentives Program: PSUs		Long-Term Equity
• 50% of annual long-term incentive award
• Three-year cliff-vest with actual payout of units at 0% to 300% of the target grant amount based on relative performance of total shareholder return
• Provides some upside in up- or down-market based on relative performance

Long-Term Incentives Program: Special PSUs
• Enhances pay-for-performance objective (using long-term performance measure and vesting) and shareholder alignment
• Supports retention of senior management and next generation of leaders, addressing holding power and competitive pressures
• Easy to understand and track performance
Long-Term Equity
• Five-year cliff-vest with actual payout of units at 0% to 400% of the target grant amount based on relative performance of total shareholder return
• Unlike annual PSUs, there is no vesting upon retirement

Retirement Benefits	• Critical element of a total rewards program and helps attract and retain executive talent	Benefit	• NEOs receive retirement benefits through the 401(k) Plan
Perquisites	• Assists in attracting and retaining employees in competitive marketplace, with indirect benefit to Company	Benefit	• Limited in amount and the Committee maintains a strict policy regarding eligibility and use • Mr. Tremblay’s are consistent with customary expatriate benefits
Change of Control Agreements
• Attracts and retains employees in a competitive market
• Ensures continued dedication of employees in case of personal uncertainties or risk of job loss
• Attracts highly skilled employees in a competitive environment
• Provides confidentiality and non-compete protections
		Benefit	• Double trigger (change of control and actual or constructive termination of employment) are required for all benefits, except acceleration of certain equity awards
Employment Agreements		Benefit	• Specific for the individual

Stock ownership requirements: Additionally, our stock ownership guidelines require all senior executives (except Mr. Tremblay) to follow specific ownership targets based on position. This requirement subjects these executives to the same long-term stock price volatility our shareholders experience.

Compensation Review Process
In determining compensation changes for NEOs from year to year, the Committee generally focuses on target total direct compensation, which consists of base salary, a target annual cash bonus and target long-term incentive awards. The Committee also reviews and proposes changes to post-termination benefits, perquisites and other compensation matters as it deems appropriate.

Factors Guiding Decisions
•	Compensation program objectives and philosophy
•	Company financial performance
•	Recommendations of the CEO for other NEOs
•	Assessment of risk management, including avoidance of unnecessary or excessive risk taking to ensure long-term shareholder value
•	Shareholder input including “say-on-pay” vote
•	Advice of independent outside compensation consultant
•	Market pay practices
•	Individual performance against their objectives

Inputs to Compensation Decisions
Role of the Compensation Committee
Pursuant to its charter, the Compensation Committee, as a committee or together with the Board of Directors, has the overall responsibility to review, approve and evaluate the Company's compensation plans, policies and programs. The Committee reviews and approves the compensation for senior management and determines all pay aspects for the Chief Executive Officer.
Role of Management in Compensation Decisions
Mr. Robert Taubman, the CEO, provides the Committee with recommendations regarding the compensation for senior management, including each of the NEOs, as well as the design and implementation of the compensation programs for senior management.
The CEO develops recommendations using assessments of executives' personal performance and achievement of the Company's goals and objectives, and input from our human resources department on various factors (e.g., compensation history, tenure, responsibilities, market data, and peer group proxy data). The Compensation Committee considers this input together with the input of our independent compensation consultant.
Role of the Compensation Consultant
The Committee engaged Towers Watson as its compensation consultant for 2015 with respect to the Company's senior management compensation program.
The Compensation Committee works with management to determine the consultant's responsibilities and direct its work product, although the Compensation Committee is responsible for the formal approval of the annual work plan. Towers Watson's responsibilities in 2015 with respect to executive compensation included, among other things: (A) to discuss 'best practices' and market trends in compensation particularly related to the Company's executive compensation peer group; (B) to review the CD&A in the 2015 Proxy Statement and (C) to advise management and the Compensation Committee, as requested, on executive compensation matters and participate in all Compensation Committee meetings.
The Committee has the sole authority to approve the independent compensation consultant’s fees and terms of the engagement. Thus, the Committee annually reviews its relationship with Towers Watson to ensure executive compensation consulting independence.
In 2014, the Compensation Committee approved an industry peer group to use as an input to consider when assessing and determining pay levels for senior management. The peer group is based on industry sector and market capitalization. The data from this executive compensation peer group was considered when making pay decisions in addition to country-specific market trends and internal considerations.

Executive Compensation Peer Group
CBL & Associates Properties, Inc.	Glimcher Realty Trust	Rouse Properties, Inc.
DDR Corporation	Kimco Realty Corporation	Simon Property Group, Inc.
Federal Realty Investment Trust	The Macerich Company	Tanger Factory Outlet Centers, Inc.
Forest City Enterprises, Inc.	Pennsylvania Real Estate Investment Trust	Vornado Realty Trust
General Growth Properties, Inc.		Westfield Group, LLC.

2015 Compensation Decisions
Corporate results are a significant factor in setting executive compensation along with individual performance and external market conditions. The results of financial and corporate objectives against the targets approved by the Compensation Committee largely determines the annual bonus funding for the senior management pool and typically forms the basis for setting performance metrics for the following year.
In evaluating the overall compensation of the CEO, the Compensation Committee takes into account corporate financial performance in addition to a number of other factors which includes the accomplishment of strategic goals.

2015 Company Performance
In 2015, the Company delivered solid growth.
Solid growth and strategic transactions are reflected in the results for 2015 including:

•	Funds from Operations (FFO) per diluted share of $3.31 in 2015 compared to FFO per diluted share of $3.11 in 2014.

•
Adjusted FFO per diluted share of $3.42 in 2015 (Adjusted FFO per diluted share in 2015 excludes an impairment charge related to the Company's predevelopment costs for Miami Worldcenter and the reversal of certain prior period executive share-based compensation expense due to the announcement of an executive management transition) compared to Adjusted FFO per diluted share of $3.67 in 2014 (Adjusted FFO per diluted share of $3.67 in 2014 excludes charges related to the October 2014 sale of seven centers to Starwood). Results between periods are not comparable due to a number of significant business changes.

•	Net income allocable to common shareholders of $1.76 per diluted common share in 2015, compared to $13.47 per diluted common share in 2014.

•	Comparable Center NOI (excluding lease cancellation income) in 2015 increased by 3.1% from 2014.
Overall, 2015 was a very productive year for the company, which included the successful opening of a new center, delivery of five key redevelopments, and the completion of a number of financing transactions that further strengthened our balance sheet.
NAREIT defines FFO as net income (loss) computed in accordance with generally accepted accounting principles (GAAP), excluding gains (or losses) from extraordinary items and sales of properties and impairment write-downs of depreciable real estate, plus real estate related depreciation and after adjustments for unconsolidated partnerships and joint ventures.  The Company believes adjusted versions of FFO are useful to evaluate operating performance when certain significant items have impacted results that affect comparability with prior and future periods.
Comparable centers are generally defined as centers that were owned and open for the entire current and preceding period. The Company defines NOI as property-level operating revenues (includes rental income excluding straight-line adjustments of minimum rent) less maintenance, taxes, utilities, promotion, ground rent (including straight-line adjustments), and other property-level operating expenses.
FFO and Comparable Center NOI are non-GAAP measures and they should not be considered an alternative to net income as an indicator of the Company’s operating performance, and they do not represent cash flows from operating, investing or financing activities as defined by GAAP. These non-GAAP measures as presented by the Company are not necessarily comparable to similarly titled measures used by other REITs due to the fact that not all REITs use common definitions.
See the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for reconciliations of such non-GAAP measures to the nearest GAAP measurement.

Relative Total Shareholder Return (TSR)
As indicated in the chart below, the Company’s one-year annualized total shareholder return of 4% compares more favorably than our comparators for this period. Although the Company’s three-year annualized total shareholder return of 4% is lower than the indexes with whom we compare our performance to, our five-year annualized return also remains at very favorable performance levels. We believe that a longer term performance horizon is consistent with our business strategy and is also reflected in the design of our compensation programs. Almost half of our executives' target compensation is tied to our ability to deliver strong absolute and relative total shareholder return. In addition, our executives hold a significant amount of Taubman stock. As discussed in the "CEO Pay Overview" section, the actual value of compensation realized by our executives, as opposed to the accounting value shown in the Summary Compensation Table, is directly impacted by the performance of our stock.
Pay for Performance in Practice
The Company’s pay for performance alignment is demonstrated in the PSU Awards table below. The Company’s relative TSR between February 29, 2012 and March 1, 2015 resulted in a 0x payout of the 2012 PSU Award so that all target share units that were granted to the CEO and other NEOs were forfeited. Also, the 2013 PSU Award resulted in a 0x payout, which was based on the Company’s relative TSR results between March 7, 2013 and March 1, 2016. The estimated payouts for the remaining unvested PSU grants are also shown on the table as of December 31, 2015.

	Performance Period	Relative TSR Percentile Ranking During Performance Period (as of December 31, 2015)	Estimated/Actual Payout of Target PSUs (as of December 31, 2015)

2015 Annual Award	March 9, 2015 - March 1, 2018	74%	Estimated 1.96x payout
2014 Annual Award	March 5, 2014 - March 1, 2017	48%	Estimated 0.96x payout
2012 Special Award*	February 29, 2012 - March 1, 2017	19%	Estimated 0x payout
2013 Annual Award	March 7, 2013 - March 1, 2016	8%	Actual 0x payout
2012 Annual Award	February 29, 2012 - March 1, 2015	7%	Actual 0x payout
* Special PSU Awards are not granted annually and support retention of senior management and the next generation of leaders.

2015 CEO Pay Overview
For 2015, the Compensation Committee determined that the appropriate target total direct compensation for Mr. Robert Taubman was $4.8 million. The Committee considered shareholder-value creation as well as a market range in relation to the target established for the position.
The performance orientation of our program and the alignment of compensation between our CEO and the interests of our shareholders are demonstrated in a comparison of target compensation to realizable compensation. For 2013 and 2015, realizable compensation currently is below target compensation.
The chart below shows the components of total compensation awarded to our CEO for 2015 performance, as compared to 2013 and 2014.

Realizable pay includes:
Base Salary:Yearly guaranteed fixed amount of compensation
Annual Bonus:Annual cash award payout amounts for 2013, 2014, and 2015
Annual PSU, Special PSU and RSU Awards: Represents the current intrinsic value of the unvested stock granted during that year using the stock price on 12/31/2015

The relationship between target and realizable compensation is attributable to several factors:

•	The difference between the grant date accounting value of PSU awards and the market value

•	Actual relative performance as of March 1, 2016 that resulted in 0% vesting of the annual PSUs granted in 2013 and estimated performance as of December 31, 2015 for PSU’s granted in 2014 and 2015

•	Relatively low stock price appreciation between the grant dates and December 31, 2015
The primary difference between the total amounts shown in this chart and in the 2015 Summary Compensation Table is that this table reflects the intrinsic value of equity as of December 31, 2015, as opposed to the fair value of stock awards at the time of grant, and this chart does not reflect certain other compensation amounts that are shown in the 2015 Summary Compensation Table.
CEO Pay Alignment
The Company believes that there should be strong alignment between company performance and CEO compensation. The Company utilizes multiple performance metrics in its incentive plans (i.e., FFO, Comparable Center NOI Growth, new development goals, and Relative TSR) to accomplish this. Relative TSR has been chosen as a key metric to align the long-term interests of shareholders and the CEO.

In order to assess pay alignment, the Company conducted an analysis that compared realizable compensation and TSR performance for Mr. Robert Taubman and the CEOs at companies in our Executive Compensation Peer Group*. The analysis reflected the most recent three-year period (2013-2015) where comparable publicly- available compensation and TSR data were available and is summarized in the chart at the right.

As illustrated in the chart, there is a strong linkage between the Company’s TSR and our CEO’s realizable compensation over the three-year period analyzed and, while the degree of alignment could change in future years due to various factors, the Committee will continue to conduct similar analyses to help inform its decisions on CEO pay going forward.

*Analysis excluded two peer companies, based on availability of publicly-available data during the time period analyzed.

Program Decisions in 2015
For 2015, the Annual Bonus Program includes additional performance metrics specific to new development goals for the U.S. and Asia.
Also, to align executives with shareholders, Dividend Equivalent Rights (DERs) were included as a component of the RSU's and PSU's granted for 2015 and the Committee intends to include DERs in future equity incentive awards. DERs accumulate over the vesting period of the grant so they will only be paid in cash once the awards have vested per the terms of the agreement.

Description and Analysis of 2015 Compensation Elements

2015 Base Salary Decisions
The base salaries of NEOs are reviewed on an annual basis, as well as at the time of a promotion or other material change in responsibilities. Base salary adjustments are based on an evaluation of the individual’s experience, current performance, internal pay equity and a comparison to the Executive Compensation Peer Group.

Establishing Base Salaries
When establishing base salaries for NEOs, the Committee considers a guideline range of the 50th - 75th percentile of the peer group data for comparable roles depending on experience and performance.

The Committee determined to increase base salaries for all NEOs in the United States by 3% and 4.5% for Hong Kong, in line with national survey data for base salary increases in these locations and commensurate with the overall average wage increase provided to the Company’s employees. The following table sets forth the base salaries approved for the NEOs for 2015.

	2014 ($)	2015 ($)	Percent Change
Robert S. Taubman	901,765	928,818	3%
Lisa A. Payne	634,485	653,520	3%
William S. Taubman	604,271	622,399	3%
David S. Joseph II	515,000	530,450	3%
Rene Tremblay	1,000,000	1,045,000	4.5%

Description of the Annual Cash Bonus Program

At the beginning of each year, target performance measures are established based upon the Company’s operating goals and competitive pressures, the anticipated economic climate (including interest rates) and other budgetary risks and opportunities.
In recent years, the annual cash bonus program was based upon the achievement of FFO/share and a qualifier of year-over-year Comp Center NOI growth. For 2015, the Committee expanded the performance metrics for the annual cash bonus programs to consist of the following:

U.S.		Asia
Performance Metric	Weighting	Performance Metric	Weighting
FFO/share and Comp Center NOI	65%	FFO/share and Comp Center NOI	65%
New development objectives	35%	New development objectives	25%
		Operating performance	10%

The Company and the Committee believe that FFO is a useful supplemental measure of operating performance for REITs. The Company uses Comparable Center NOI growth as an additional measure to evaluate the operating performance of centers to ensure the quality of earnings and results must be positive to achieve threshold level performance. The Committee believed that the inclusion of these additional metrics would provide additional focus to the short term strategic goals for the Company. The Committee required a minimum level of FFO performance and Comparable Center NOI growth before funding the bonus pool, and established additional performance measures as guidelines above the threshold amounts. The performance goals at target were reasonably possible but challenging based on historical comparisons (including prior developments, adjusted for the current challenges of mall development) and the Company’s budget.
The Committee retains the authority to adjust reported financial measures for unusual or nonrecurring items that impact the results in a given year and/or that were not contemplated when the original targets were set; the Committee customarily utilizes this discretion as appropriate. The Committee’s pre-approved payment formula for performance between 50% to 150% of the target serves as a guideline in its determination of the earned cash bonus pool as a percentage of target and subject to Committee discretion within and outside of such range.

For 2015, the Committee established a threshold objective of $3.17 FFO/share for full-year operating assets. The Company reported Adjusted FFO per share of $3.42. These results also include Comparable Center NOI growth of 3.1% compared to 2014.
Although the FFO/share results exceeded 150% of target, the Committee determined it was appropriate to cap the bonus pool within the range. For the remaining performance metrics, several of the targets were met or partially met. This reduced the overall size of the bonus pool which reflects the difficulty in achieving the challenging goals established for the new developments.

2015 Annual Bonus Decisions
The target bonus for each member of senior management is based on a percentage of each person’s base salary. The Committee uses the sum of these targets to establish the target cash bonus pool based on the achievement of the performance metrics as described above. For 2015, the annual target bonus percentage (as a percentage of base salary) was unchanged for the NEO’s in the United States.
Overall, the 2015 bonus expense for senior management was approximately $5 million compared to a target bonus pool of $4.6 million. In March 2016, the Committee determined Robert Taubman’s annual bonus and Robert Taubman recommended the cash bonuses earned by every other member of senior management which were approved by the Committee. The determination of the earned bonuses was based on the allocation of an aggregate, senior management bonus pool summing each person’s target bonus with payouts based on a subjective determination of individual performance.
The following table sets forth the target annual cash bonus approved for the NEOs and the earned annual bonus for 2015.

	Target Annual Bonus				Actual Earned 2015 Bonus ($)
	2014 ($)	2015 ($)	Percent Change	Percent of 2015 Base Salary
Robert S. Taubman	1,127,207	1,161,023	3%	125%	1,200,000
Lisa A. Payne	501,244	516,281	3%	79%	600,000
William S. Taubman	477,375	491,696	3%	79%	525,000
David S. Joseph II	412,000	424,360	3%	80%	500,000
Rene Tremblay	400,000	418,000	4.5%	40%	565,000

Description of the Annual Long Term Incentive Program

The Committee administers the long-term incentive program. Awards under the long-term incentive program can be made in the form of restricted share units (RSUs), annual performance share units (PSUs), and special PSUs.

Driving Shareholder Return
Long-term incentive grants are intended to balance the short-term operating focus of the Company and align the long-term financial interests of senior management with those of our shareholders.

Restricted Share Units and Annual Performance Share Units: Beginning with the equity grants made in March 2009, 50% of the annual long-term incentive award is converted into RSUs and 50% of the long-term incentive dollar award is converted into Annual PSUs. Beginning with the 2015 grants, Dividend Equivalent Rights (DERS) were included for both RSUs and PSUs. All RSUs and Annual PSUs granted in 2015 provide for vesting March 1, 2018, subject to the terms of such award.

The Annual PSUs represent a contingent number of units of stock granted at the beginning of a specified performance cycle, with the actual payout of units at 0% to 300% of the target grant amount based on the Company’s relative performance against members of a comparator group consisting of companies in the FTSE NAREIT All REITs Index (Property Sector: Retail) as of the grant date (NAREIT Index), with respect to shareholder return over a three-year period. The Company utilized the full NAREIT Index to ensure the perception of objectivity in setting such performance measures. The actual payout multiples are shown in the chart below, with interpolation between such performance levels.

Relative Total Shareholder Return
	Less than 25th percentile	25th percentile	50th percentile	75th percentile	100th percentile
Multiple of Target Award upon Vesting	0x	0.5x	1x	2x	3x

2015 RSU and Annual PSU Decisions
For 2015, the target long-term incentive percentage remained unchanged for the U.S. based NEOs. The number of RSUs and Annual PSUs are determined by dividing the dollar award by the closing price of the common stock on the grant date.
The annual long-term incentive grants for the 2015 compensation program were as follows:

	Percent of 2015 Base Salary	2015 LTIP Award ($)		Number of RSUs	Number of Annual Target PSUs
Robert S. Taubman	229.0%	2,126,993	è	14,302	14,302
Lisa A. Payne	177.4%	1,159,344	è	7,796	7,796
William S. Taubman	186.3%	1,159,529	è	7,797	7,797
David S. Joseph II	140.0%	742,630	è	4,994	4,994
Mr. Tremblay is subject to a different long-term compensation program given his position as President, Taubman Asia Management Limited, the management company for the Company's expansion into China and South Korea. Details of his long term incentive program are detailed under “2015 Compensation - Mr. Tremblay.”

Companies Comprising the NAREIT Index - 2015 Annual PSU Peer Group
Acadia Realty Trust	Inland Real Estate Corporation	Saul Centers, Inc.
ACRE Realty Investors, Inc.	Kimco Realty Corporation	Simon Property Group, Inc.
Agree Realty Corporation	Kite Realty Group Trust	Spirit Realty Capital, Inc.
Brixmor Property Group, Inc.	Macerich Company	STORE Capital Corporation
CBL & Associates Properties, Inc.	National Retail Properties, Inc.	Tanger Factory Outlet Centers, Inc.
Cedar Realty Trust, Inc.	Pennsylvania REIT	Urban Edge Properties
DDR Corporation	Ramco-Gershenson Properties Trust	Urstadt Biddle Properties Inc.
Equity One, Inc.	Realty Income Corporation	VEREIT
Excel Trust, Inc.	Regency Centers Corporation	Weingarten Realty Investors
Federal Realty Investment Trust	Retail Opportunity Investments	Wheeler REIT, Inc.
General Growth Properties, Inc.	Retail Properties of America, Inc.	WP Glimcher, Inc.
Getty Realty Corp.	Rouse Properties, Inc.

Other Benefits
The Company’s executive officers, including all of the NEOs, are eligible to participate in a number of broad-based benefit programs, including health, disability, life insurance and retirement programs.
Perquisites
The Company has historically maintained a conservative approach to providing perquisites to senior management. The available perquisites in 2015 were primarily additional benefits related to health programs and plans, as well as financial planning assistance. These perquisites have been carefully selected to ensure that there is an indirect benefit to the Company and that the value provided to employees is not excessive. Mr. Tremblay’s perquisites are in-line with customary expatriate benefits and are noted in “2015 Compensation - Mr. Tremblay.”
The Company leases a corporate plane for business use and was reimbursed by the Taubman family (including Messrs. Robert Taubman and William Taubman) for personal use of the corporate plane. Such persons are required to fully reimburse the Company for the incremental cost of such use, which is the aggregate of the following expenses related to each flight leg: total pilot and crew expenses (lodging, meals and transportation), fuel costs and landing fees.

Therefore, the Company has no incremental cost in providing this benefit. During 2011, the Company signed a lease for a new plane, which was effective June 2011 and terminates in June 2018.
Deferred Compensation Arrangements
The Company believes nonqualified deferred compensation arrangements are a useful tool to assist in tax planning and ensure retirement income for its NEOs. Existing deferred compensation arrangements do not provide for above-market or preferential earnings as defined under SEC regulations. The Company did not enter into any new nonqualified deferred compensation arrangements with its NEOs in 2015. See “Nonqualified Deferred Compensation for 2015” for information regarding those arrangements existing in 2014, as well as contributions, earnings, and withdrawals in 2015 and aggregate balances as of December 31, 2015.

Change of Control and Employment Agreements
See “Potential Payments Upon Termination or Change-in-Control” for a description of potential payments and benefits to the NEOs under the Company’s compensation plans and arrangements upon termination of employment or a change of control of the Company.
Change of Control Agreements
The Company and TRG are party to change of control agreements with certain members of senior management, including Mr. Joseph. Ms. Payne was party to a change of control employment agreement as of December 31, 2015, although such agreements were terminated in connection with her resignation in March 2016. Messrs. Robert and William Taubman do not have change of control agreements. The change of control agreements were originally entered into in connection with a hostile takeover bid in 2003. The Committee believes these agreements were instrumental in the continued success of the Company during such period and would be instrumental in the success of the Company in the event of any future hostile takeover bid. The Committee believes that such agreements are in the best interests of the Company and its shareholders to ensure the continued dedication of employees, notwithstanding the possibility, threat or occurrence of a change of control. Further, it is imperative to diminish the inevitable distraction of such employees by virtue of the personal uncertainties and risks created by a pending or threatened change of control, and to provide such employees with compensation and benefits arrangements upon a change of control that ensure that such employees' compensation and benefits expectations will be satisfied and such compensation and benefits are competitive with those of other companies.
A fundamental feature of these agreements is that most of the benefits have a “double-trigger,” which requires a change of control and the actual or constructive termination of employment, in this case within three years from such trigger event. The only exceptions relate to vesting of share-based awards, which the Committee believes is appropriate due to the significant investment change that would likely result from converting such shares into awards of the surviving company. In early 2014, all change of control agreements were amended to remove the full tax gross up feature that had existed since 2003, and instead provide for a “best net” alternative. If the payments and benefits received under the agreement subject the participant to an excise tax, then the payments will be reduced to the extent necessary so that no amount will be subject to the excise tax if the net amount of these payments is greater than or equal to the payments after all applicable taxes, including the excise tax.
Employment Agreements
Ms. Payne was party to an employment agreement with the Company as of December 31, 2015, initially entered into in 1997, that provided for specified severance benefits. This employment agreement was entered into in order to recruit Ms. Payne in a competitive market for her services, and was terminated in connection with her resignation in March 2016.
In April 2013, the Company entered into a two-year agreement with Mr. Joseph regarding his employment as then Senior Vice President, Leasing of the Manager. The agreement automatically terminated in April 2015.

2015 Compensation - Mr. Tremblay
Mr. Tremblay is subject to a significantly different long-term compensation program given his position as President of Taubman Asia Management Limited, the management company for the Company's expansion into China and South Korea. Mr. Tremblay was initially hired in October 2010 pursuant to an employment agreement negotiated in a competitive market for persons with expertise in real estate in the Asia-Pacific region. Further, Mr. Tremblay's sole managerial responsibilities relate to opportunities and operations in Taubman Asia Management Limited.
Operating Agreement
In connection with his hire, Mr. Tremblay obtained a 10% ownership interest in Taubman Properties Asia LLC, a consolidated subsidiary of the Company. The operating agreement for such entity specifies, among other things, his rights and obligations related to dividends, capital contributions, puts and calls. As a result of such equity interest, the Committee determined that Mr. Tremblay would not participate in the Company's long-term incentive program on an annual basis as utilized for senior management.
Employment Agreement
In October 2010, the Company entered into an employment agreement with Mr. Tremblay with the initial term ending December 31, 2015. Mr. Tremblay also agreed to serve on the board of directors of Taubman Asia's management company for the term of his employment. The employment agreement was amended in April 2014 so that his employment would be extended through 2017 due to the development activity in Asia and also allow for a transition period.
The amended employment agreement provides for an annual base salary of $1,000,000, with consideration of upward adjustments to be reviewed annually. The agreement also provides Mr. Tremblay with an annual target bonus of 40% of his base salary. The target amount is paid pro-rata on a monthly basis and, based on performance, can be adjusted higher or lower at the end of the year with a clawback provision. Mr. Tremblay also received a one-time grant of RSU’s of $600,000 that will vest pro-ratably over three years through the end of his agreement in 2017. In addition, Mr. Tremblay received the following perquisites in 2015: housing costs and related insurance, personal expenses, club membership, travel, automobile and related insurance, life insurance premium, long-term disability benefits, and supplemental medical benefits.
For a description of severance benefits and other terms, see “Named Executive Officer Compensation Tables-Potential Payments Upon Termination or Change-in-Control.”

Governance Policies Related to Compensation

Stock Ownership Guidelines

Stock ownership guidelines are in place for all U.S. based senior executives and are intended to align the interests of executive management with those of our shareholders by requiring executives to be subject to the same long-term stock price volatility our shareholders experience.

Linking Compensation to Stock Performance
Guidelines tie the compensation of the U.S. NEOs to our stock performance, since the increase or decrease in our stock price impacts their personal holding. As of February 1, 2015, all of the NEOs exceeded their ownership targets, except for Mr. Joseph due to his recently-hired status.

Effective March 2013, the Committee revised the stock ownership guidelines for senior management, which resulted in an increase in the multiple of their salary required to be retained.
The revised guidelines require covered employees to hold the value of the Company’s common stock equal to:

Required Number of Shares Equivalent to*:
CEO	6x base salary
CFO	6x base salary
COO	6x base salary
All Other Executive Officers	3x base salary
* Based on the average closing stock price of the 30 days prior to measurement period conducted February 1 of each year.

Until the requirement is satisfied, each senior management employee must retain at least 50% of the net shares that vest. However, once the requirement is satisfied initially, a senior management employee will not be subject to such retention requirement if the total value of the shares falls below the requirement solely due to a decline in the price of the Company’s common stock.
Mr. Tremblay is excluded from the guidelines because he is not a regular participant in the Company’s long-term incentive compensation program and due to his significant equity stake in Taubman Asia Management Limited.

Timing and Pricing of Share-Based Grants
The Committee and Company do not coordinate the timing of share-based grants with the release of material non-public information. The Committee generally establishes dates for regularly scheduled meetings at least a year in advance, and share-based grants for senior management and other employees generally are granted at the regular Committee meetings in the first and/or second quarter each year.
In accordance with The Taubman Realty Group Limited Partnership 1992 Incentive Option Plan, as amended (the 1992 Option Plan), and 2008 Omnibus Plan, the exercise price of an option is the closing price of the Company’s common stock (as reported by the NYSE) on the date approved by the Committee to be the date of grant (which date is not earlier than the date the Committee approved such grant). The Committee is authorized to modify, extend or renew outstanding options, or accept the cancellation of surrender of such options, except to the extent such actions would constitute a repricing of options without satisfying the applicable shareholder approval requirements of NYSE. In particular, the 1992 Option Plan and the 2008 Omnibus Plan prohibit direct repricings (lowers the exercise price of an option) and indirect repricings (canceling an outstanding option and granting a replacement or substitute option with a lower exercise price, or exchanging options for cash, other options or other awards), subject to limited exceptions.
Policy Regarding Retroactive Adjustments
Section 304 of the Sarbanes-Oxley Act of 2002 requires a company to claw back certain incentive-based compensation and stock profits of the Chief Executive Officer and Chief Financial Officer if the company is required to prepare an accounting restatement due to the material noncompliance of the company, as a result of misconduct, with any financial reporting requirement under the securities laws. Effective December 2014, a Clawback Policy was also approved.
Trading Limitations
In addition to the restrictions set forth in SEC regulations, the Company has an insider trading policy, which among other things, prohibits directors, executive officers and other employees from engaging in hedging or monetization transactions (such as zero-cost collars and forward sale contracts), short sales, trading in puts, calls, options or other derivative securities for speculative purposes or to separate the financial interest in such securities from the related voting rights with respect to the Company’s stock. In addition, the policy prohibits pledging of Company securities or holding Company securities in a margin account, except in situations and on conditions preapproved by the General Counsel. At a minimum, such person must have the financial capacity to repay the applicable loan without resort to the margin or pledged securities.

Accounting and Tax Considerations
Deductibility of Executive Officer Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (the IRC), provides that subject to certain exceptions (the most significant of which is performance-based compensation), a publicly-held corporation may not deduct compensation exceeding $1 million in any one year paid to its chief executive officer and its three other most highly compensated executive officers (excluding the chief financial officer). However, the Company's chief executive officer and all of its other executive officers are employed by the Manager, and Section 162(m) does not apply to the Manager because it is a partnership for federal income tax purposes. The executive officers perform limited services for the Company pursuant to a services agreement between the Company and the Manager. The Committee does not anticipate that any portion of the Manager's compensation expense that may be allocable to the Company will be limited by Section 162(m). Even if the Company's compensation expense deduction were limited by Section 162(m), as long as the Company continues to qualify as a real estate investment trust under the IRC, the Company believes the payment of non-deductible compensation should not have a material adverse impact on the Company or its shareholders. For these reasons, the Committee's compensation policies and practices are not materially guided by considerations relating to Section 162(m).

Nonqualified Deferred Compensation
Section 409A of the IRC provides that amounts deferred under nonqualified deferred compensation arrangements will be included in an employee's income when vested unless certain conditions are met. If the conditions are not satisfied, amounts subject to such arrangements will be immediately taxable (even if the amounts are not paid) and employees will be subject to income tax on the compensation subject to the arrangement, an additional tax of 20%, and additional interest-based penalties. The Company believes that all of the Company's employment, severance and other compensation arrangements are either (i) exempt from Section 409A’s requirements, or (ii) to the extent such arrangements constitute nonqualified deferred compensation arrangements, they satisfy the requirements of Section 409A.

Change in Control Payments
Section 280G of the IRC disallows a Company's tax deduction for “excess parachute payments,” generally defined as payments to specified persons that are contingent upon a change of control in an amount equal to or greater than three times the person's base amount (the five-year average of Form W-2 compensation). Additionally, IRC Section 4999 imposes a 20% excise tax on any person who receives excess parachute payments. The Company's share-based plans entitle participants to payments in connection with a change in control that may result in excess parachute payments. Mr. Joseph has a change in control agreement as of December 31, 2015 which entitles him to payments upon termination of his employment following a change in control of the Company that may constitute excess parachute payments. Ms. Payne was party to an employment agreement and change of control employment agreement as of December 31, 2015, although such agreements were terminated in connection with her resignation in March 2016. As noted earlier, the change in control agreements have been amended to eliminate the full gross up provision and instead provide for a “best-net” determination.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Company has reviewed and discussed the CD&A in this proxy statement with management, including the Chief Executive Officer. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in the Company's annual report on Form 10-K for the year ended December 31, 2015 and this proxy statement for the annual meeting.

The Compensation Committee

Craig M. Hatkoff, Chairman
Jerome A. Chazen
Peter Karmanos, Jr.
Ronald W. Tysoe

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the members of the Compensation Committee is or has been an officer or an employee of the Company. In addition, during 2015, none of the Company's executive officers served on the board of directors or compensation committee (or committee performing equivalent functions) of any other company that had one or more executive officers serving on the Board or Compensation Committee.

NAMED EXECUTIVE OFFICER COMPENSATION TABLES

Summary Compensation Table
The table below summarizes the total compensation paid or earned by the NEOs in 2015, 2014 and 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Robert S. Taubman	2015	928,818	—	2,669,611	—	1,200,000	31,480	4,829,909
Chairman, President and CEO	2014	901,765	—	2,733,108	1,375,018	1,000,000	31,060	6,040,951
	2013	875,500	—	2,234,932	—	1,422,688	40,536	4,573,656
Lisa A. Payne	2015	653,520	—	1,455,201	—	600,000	32,255	2,740,976
Former Vice Chairman and CFO	2014	634,485	—	1,489,829	—	700,000	31,060	2,855,374
	2013	616,005	—	1,218,218	—	754,298	35,011	2,623,532
William S. Taubman	2015	622,399	—	1,455,388	—	525,000	31,480	2,634,267
Chief Operating Officer	2014	604,271	—	1,489,986	761,664	425,000	31,060	3,311,981
	2013	586,671	—	1,218,218	—	602,512	33,712	2,441,113
René Tremblay	2015	1,045,000	—	—	—	565,000	659,491	2,269,491
President (Taubman Asia)	2014	1,000,000	—	602,181	—	575,000	593,491	2,770,672
	2013	716,609	551,200	—	—	385,840	629,803	2,283,452
David S. Joseph II	2015	530,450	—	932,180	—	500,000	32,480	1,995,110
Executive Vice President, Leasing (the Manager)	2014	515,000	—	945,259	—	515,000	77,846	2,053,105
	2013	336,111	75,000	3,122,004	—	580,000	489,242	4,602,357
___________

(1)
The amounts reported consist of the grant-date fair value (excluding the effect of estimated forfeitures) of RSUs and PSUs granted under the 2008 Omnibus Plan. The fair value in 2015 for each named executive officer is set forth in the table below.

	Grant-Date Fair Value of Awards Granted in 2015
Name	RSUs ($)	PSUs ($)
Robert S. Taubman	1,063,497	1,606,115
Lisa A. Payne	579,711	875,491
William S. Taubman	579,785	875,603
David S. Joseph II	371,354	560,826

Valuation assumptions used in determining the grant-date fair value of 2015 awards are included in note 13 of the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

The grant-date fair value of the PSUs granted in 2015 reflects the projected outcome of the award under accounting rules. The relative total shareholder return feature of the PSU awards represents a “market condition” under applicable accounting requirements. As such, the grant-date fair value of the award must reflect the probabilities of all possible outcomes of the market condition as they existed at that date. To that end, the Company employed a valuation method that statistically simulated an expected total shareholder return performance relative to the comparator group and determined the corresponding number of the contingent awards that would result. For the Annual PSUs, the simulation also takes into account the Company's common stock price at the grant date, a risk-free interest rate of 1.12%, and a measurement period of three years. The single grant-date fair value computed by this valuation method is recognized by the Company in accounting for the awards regardless of the actual future outcome of the relative total shareholder return feature. Therefore, there is no separate maximum grant-date fair value reported with respect to the PSUs.

The grant-date fair value of each RSU granted in 2015 is calculated at the closing price of the Company's common stock as of the grant date.

(2)
The amounts reported consist of the incremental fair value from the modification of outstanding option awards (by reducing the exercise price by the amounts of the special dividend per common share of $4.75) under the 1992 Incentive Option Plan in connection with the declaration of a special dividend in December 2014 (See “Modification of Unvested and Unexercised Awards” below). Valuation assumptions used in determining the incremental fair value of the modified awards in 2014 are included in note 13 of the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

(3)	The amounts earned in 2015, consisting of payments earned under the 2015 annual bonus program, were approved by the Committee on March 2, 2016. Payment of such bonus occurred on March 11, 2016.

(4)
Amounts for 2015 (excluding Mr. Tremblay) include: $21,480 contributed by the Company to such person's account in the 401(k) Plan. Also included are the following perquisites: Robert Taubman (financial planning); Ms. Payne (financial planning and health club dues); William Taubman (financial planning); and Mr. Joseph (financial planning and health club dues). For Mr. Tremblay, amounts for 2015 include: housing costs and related insurance ($333,244), personal expenses ($190,000), club membership, travel, automobile and related insurance ($24,724), life insurance premium ($6,377), long-term disability benefits ($25,735) and supplemental medical benefits ($79,411).

Narrative Discussion of Summary Compensation Table
Employment Agreement - Mr. Joseph.    Mr. Joseph entered into a two-year employment agreement with the Company in April 2013. After the automatic termination of such employment agreement in April 2015 in accordance with its terms, Mr. Joseph is an at-will employee of the Company. The employment agreement provided for an annual base salary of $500,000, with eligibility for a merit increase in April 2014, as well as customary benefits and perquisites, in addition to a one-time starting bonus of $75,000 (reported in the "Bonus" column in 2013), relocation expenses and COBRA reimbursement. In addition, the agreement provided that Mr. Joseph was eligible to receive annual bonuses, with a target bonus of 80% of his base salary, based on his achievement of performance goals established each year by the Company, in good faith consultation with Mr. Joseph. The agreement also provided for Mr. Joseph's participation in the Company's other share-based compensation plans. Mr. Joseph received a pro rata portion of his base salary in 2013 based on his date of hire as of April 29, 2013.
Employment Agreement - Ms. Payne.  Ms. Payne's employment agreement terminated upon her resignation in March 2016. See “Potential Payments Upon Termination or Change-in-Control” for a description of the material terms of the employment agreement of Ms. Payne.
Employment Agreement and Related Agreements - Mr. Tremblay.  Mr. Tremblay is subject to a different compensation program than the other named executive officers, as further described in “Compensation Discussion and Analysis-2015 Compensation-Mr. Tremblay.” Pursuant to his revised employment agreement, Mr. Tremblay began participating in the annual bonus program beginning in 2014 and he received a one-time grant of RSU’s of $600,000 that will vest pro rata over three years through the end of his employment agreement in 2017.
In 2013, Mr. Tremblay had a guaranteed bonus of $551,200, which is reported in the "Bonus" column. Mr. Tremblay received an additional discretionary bonus in 2013 of $385,840 in light of the overall strong performance of Taubman Asia, which is reported in the "Non-Equity Incentive Plan Compensation" column.
See “Potential Payments Upon Termination or Change-in-Control” for additional information regarding the material terms of Mr. Tremblay's employment agreement with Taubman Asia Management Limited and the operating agreement for Taubman Properties Asia LLC.
Annual Stock Awards - Long-Term Incentive Program.    In 2013, 2014 and 2015, stock awards were made under the long-term incentive program, pursuant to which 50% of the dollar value of the long-term incentive award was paid in RSUs and 50% of the dollar value of the long-term incentive award was paid in Annual PSUs. The number of RSUs and Annual PSUs were determined by dividing the dollar award by the closing price of the common stock on the grant date.
Annual PSUs represent a contingent number of units of stock granted at the beginning of a specified performance cycle, with the actual payout of units at 0% to 300% of the target grant amount based on the Company's relative performance against the NAREIT Index with respect to total shareholder return over a three-year period.
Mr. Joseph received initial Annual RSU and PSU awards on April 29, 2013, with customary vesting conditions, related to his hiring in April 2013. He also received a Special RSU award on the same date, with pro rata vesting on March 1, 2014 and 2015, respectively.
Modification of Unvested and Unexercised Awards - On December 2, 2014, the Board declared a special cash dividend of $4.75 per common share payable on December 31, 2014. Because the Company’s long-term incentive award agreements did not contemplate a special dividend to shareholders, the Board approved an adjustment to all outstanding equity awards that would ensure plan participants are not disadvantaged by the special dividend. Accordingly, the Company’s NEOs received an adjustment on all unvested RSUs and PSUs. The modification was also applied to all outstanding options, the majority of which were held by Robert Taubman and William Taubman. The intent of the adjustment was to maintain the intrinsic value of each executive’s outstanding awards, taking into account the likely impact of the dividend on the Company’s stock price.

Non-Equity Incentive Plan Compensation (excluding Mr. Tremblay for 2013). The amounts earned in 2013, 2014 and 2015 consisted of payments earned under the annual bonus program.
Special PSU Grants. Mr. Joseph received a Special PSU award on April 29, 2013, which vests together with the Special PSU awards granted to other named executive officers in 2012. Special PSUs represent a contingent number of units of stock granted at the beginning of a specified performance cycle, with the actual payout of units at 0% to 400% of the target grant amount based on the Company's relative performance against the NAREIT Index with respect to total shareholder return over a five-year period.

Grants of Plan-Based Awards in 2015
The following table provides information about equity and non-equity awards granted to the NEOs in 2015.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert S. Taubman	N/A	—	1,161,023	—	—	—	—	—	—
	3/9/2015	—	—	—	—	—	—	14,302	1,063,497
	3/9/2015	—	—	—	—	14,302	42,906	—	1,606,115
Lisa A. Payne	N/A	—	516,281	—	—	—	—	—	—
	3/9/2015	—	—	—	—	—	—	7,796	579,711
	3/9/2015	—	—	—	—	7,796	23,388	—	875,491
William S. Taubman	N/A	—	491,696	—	—	—	—	—	—
	3/9/2015	—	—	—	—	—	—	7,797	579,785
	3/9/2015	—	—	—	—	7,797	23,391	—	875,603
René Tremblay	N/A	—	418,000	—	—	—	—	—	—

David S. Joseph II	N/A	—	424,360	—	—	—	—	—	—
	3/9/2015	—	—	—	—	—	—	4,994	371,354
	3/9/2015	—	—	—	—	4,994	14,982	—	560,826
____________

(1)	The amounts in this column relate to the 2015 annual bonus program.

(2)	Awards in this column relate to Annual PSUs. All awards were made under the 2008 Omnibus Plan.

(3)	All awards in this column relate to RSUs. All awards were made under the 2008 Omnibus Plan.

(4)
See Note 1 to the Summary Compensation Table for information regarding the grant-date fair value or incremental fair value of each award. Each RSU awarded on March 9, 2015 had a grant-date fair value of $74.36 and each PSU had a grant-date fair value of $112.30

Narrative Discussion of Grants of Plan-Based Awards in 2015
Annual Bonus Program. The Committee utilizes a target cash bonus pool for senior management, which consists of the aggregate target cash bonuses of each member of senior management. Cash bonuses earned by each member of senior management are determined by the Committee upon its allocation of the earned cash bonus pool for senior management based on the Committee's subjective analysis of an individual's performance and other factors it deems relevant. Since there was no maximum established for the target bonus pool or the allocation of bonus amounts to individual members of senior management, the Company has determined not to disclose a maximum amount in the table above. Earned bonus amounts for 2015 were approved by the Committee on March 2, 2016; such amounts are reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”
Long-Term Incentive Program. 50% of the dollar value of the long-term incentive award was paid in RSUs and 50% of the dollar value of the long-term incentive award was paid in PSUs. The number of RSUs and Annual PSUs are determined by dividing the dollar award by the closing price of the common stock on the grant date.
Restricted Share Unit Awards. Each RSU represents the right to receive upon vesting one share of the Company's common stock. All RSUs granted in 2015 provide for vesting on March 1, 2018.
Annual Performance Share Unit Awards. Annual PSUs represent a contingent number of units of stock granted at the beginning of a specified performance cycle, with the actual payout of units at 0% to 300% of the target grant amount based on the Company's relative performance against members of a comparator group with respect to total shareholder return over a three-year period. Each PSU represents the right to receive upon vesting one share of the Company's common stock. The Annual PSU grants in 2015 utilize total shareholder return over a three-year period beginning March 10, 2015 and ending March 1, 2018 as the performance period. Total shareholder return is measured using the 30-day average stock price before the beginning and end of the performance period to mitigate volatility for all comparator group members. All Annual PSUs granted in 2015 provide for vesting on March 1, 2018, subject to the terms of such award.

Outstanding Equity Awards at December 31, 2015
The following table provides information on the current holdings of option and stock awards by the named executive officers as of December 31, 2015.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (1)	Option Expiration Date	Value of Unexercised In-The-Money Options/ SARs at Fiscal Year End ($)(2)(3)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Robert S. Taubman	Various	—	—	—	—	—	—	43,567	3,342,460	—	—
	3/9/2015									42,906	3,291,748
	3/5/2014	—	—	—	—	—	—	—	—	46,704	3,583,131
	3/3/2013	—	—	—	—	—	—	—	—	41,091	3,152,502
	2/29/2012	—	—	—	—	—	—	—	—	120,144	9,217,448
	2/27/2008	68,115	—	—	45.90	2/27/2018	2,078,870	—	—	—	—
	3/7/2007	60,376	—	—	51.15	3/7/2017	1,525,702	—	—	—	—
Lisa A. Payne(5)	Various	—	—	—	—	—	—	23,748	1,821,947	—	—
	3/9/2015									23,388	1,794,327
	3/5/2014	—	—	—	—	—	—	—	—	25,458	1,953,138
	3/3/2013	—	—	—	—	—	—	—	—	22,398	1,718,375
	2/29/2012	—	—	—	—	—	—	—	—	65,488	5,024,239
William S. Taubman	Various	—	—	—	—	—	—	23,750	1,822,100	—	—
	3/1/2015									23,391	1,794,558
	3/5/2014	—	—	—	—	—	—	—	—	25,461	1,953,368
	3/3/2013	—	—	—	—	—	—	—	—	22,398	1,718,375
	2/29/2012	—	—	—	—	—	—	—	—	65,488	5,024,239
	2/27/2008	39,882	—	—	45.90	2/27/2018	1,217,199	—	—	—	—
	3/7/2007	34,213	—	—	51.15	3/7/2017	864,563	—	—	—	—
	5/15/2006	4,473	—	—	35.50	5/15/2016	183,035	—	—	—	—
	3/8/2006	42,338	—	—	35.64	3/8/2016	1,726,544	—	—	—	—
René Tremblay	Various	—	—	—	—	—	—	6,032	462,775	—	—
David S. Joseph II	Various	—	—	—	—	—	—	15,268	1,171,361	—	—
	3/1/2015									14,982	1,149,419
	3/5/2014	—	—	—	—	—	—	—	—	16,308	1,251,150
	4/29/2013	—	—	—	—	—	—	—	—	14,514	1,113,514
	4/29/2013	—	—	—	—	—	—	—	—	44,224	3,392,865
_____________

(1)
Reflects the reduction of the per share exercise price by $4.75 as a result of the modification of unexercised stock options following the declaration of a special dividend of $4.75 per common share on December 2, 2014.

(2)	Based upon the closing price of the Company's common stock on the NYSE on December 31, 2015 of $76.72.

(3)	The RSUs vest as follows:

	March 1,
Name	2016	2017	2018
Robert S. Taubman	13,697	15,568	14,302
Lisa A. Payne	7,466	8,486	7,796
William S. Taubman	7,466	8,487	7,797
René Tremblay	3,016	3,016	—
David S. Joseph II	4,838	5,436	4,994

(4)	Assumes the achievement of the maximum performance goal, which would result in (i) a 300% payout of the target PSU grant and (ii) a 400% payout of the target Special PSU grant.

(5)	Ms. Payne voluntarily resigned as Vice Chairman effective in March 2016 and all of her outstanding unvested equity awards were forfeited as of such resignation date.

Option Exercises and Stock Vested in 2015
The following table provides information about the value realized by the NEOs on the exercise of options and the vesting of stock awards in 2015.

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert S. Taubman	178,925	7,687,379	15,019	1,086,475
Lisa A. Payne	—	—	8,186	592,175
William S. Taubman	49,825	2,342,273	8,186	592,175
René Tremblay	—	—	—	—
David S. Joseph II	—	—	2,764	199,948
_____________

(1)
The value realized is based on the number of options exercised multiplied by the difference between (A) the closing price of the common stock on the NYSE on the exercise date and (B) the exercise price.

(2)
Represents the vesting of RSUs and PSUs which all vested on March 1, 2015. The value realized for purposes of the table is based upon the number of shares of common stock received upon vesting multiplied by the closing price of the common stock on the NYSE on February 27, 2015. The closing price of the common stock was $72.34.

Nonqualified Deferred Compensation in 2015
The Company had the following nonqualified deferred compensation arrangements in 2015 relating to the NEOs:
Supplemental Retirement Savings Plan
This plan provided benefits to senior management in the form of Company contributions which would have been payable under the tax-qualified retirement plan (The Taubman Company and Related Entities Employee Retirement Savings Plan, the “401(k) plan”) but for the reduction in recognizable compensation as required by the IRC. The plan was “frozen” for NEOs on June 30, 2013; participants retain the right to their account balance as of that date, but no new contributions will be made. The Company will continue to credit earnings at a rate of 1% above the prime rate of return established by JPMorgan Chase Bank, N.A.
Robert Taubman’s Deferral of TRG Units
Pursuant to an option deferral agreement entered into in December 2001 amount the Manager, TRG and Robert Taubman, Mr. Taubman deferred his right to receive 871,262 TRG units pursuant to an incentive option granted to Mr. Taubman in 1992 that he exercised in 2002. Until the Deferred TRG units are distributed in full, Mr. Taubman receives distribution equivalents on the Deferred TRG units in the form of cash payments as and when TRG makes distributions on actual units outstanding. Beginning with the earlier of Mr. Taubman’s cessation of employment for any reason or the ten-year anniversary of the date of exercise, actual TRG units will be paid to Mr. Taubman in ten annual installments. In January 2011, an amendment to the option deferral agreement extended the issuance of the deferred units to begin in December 2017. The deferral agreement will terminate and actual TRG units will be paid to Mr. Taubman in a single distribution upon a change of control of TRG if followed by Mr. Taubman’s termination of employment within six months of such change of control.
Nonqualified Deferred Compensation in 2015
The table below provides information on the nonqualified deferred compensation of the NEOs in 2015.

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings (Loss) in Last FY ($)(2)		Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)(4)
Robert S. Taubman	Supplemental Retirement Savings Plan	—	—	12,437		—	298,721
	Option Deferral Agreement	—	—	261,379	(5)	1,969,081	66,843,221
Lisa A. Payne	Supplemental Retirement Savings Plan	—	—	8,456		—	203,075
William S. Taubman	Supplemental Retirement Savings Plan	—	—	11,590		—	278,374
René Tremblay	—	—	—	—		—	—
David S. Joseph II	—	—	—	—		—	—
_____________

(1)	The Company's contributions to the supplemental retirement savings plan ended in 2013.

(2)	None of the earnings set forth in the table are above-market or preferential, and therefore none of such amounts are reflected in the Summary Compensation Table.

(3)	Withdrawals and distributions are not reflected in the Summary Compensation Table.

(4)
For Messrs. Robert Taubman and William Taubman and Ms. Payne, $71,902, $65,078 and $66,377, respectively, was reported in the Summary Compensation Table since 2006 as compensation, in aggregate, all of which related to the Company's contributions to the supplemental retirement savings plan.

(5)
Represents a gain due to a $0.30 per share increase in the common stock price. The share price increase is with respect to the options previously exercised and the deferral of the underlying TRG units.

Potential Payments Upon Termination or Change-in-Control
The following section describes and quantifies potential payments and benefits to the NEOs under the Company's compensation and benefit plans and arrangements upon termination of employment or a change of control of the Company.
Ms. Payne was party to an employment agreement and change of control employment agreement with the Company as of December 31, 2015. Ms. Payne voluntarily resigned as Chief Financial Officer effective January 1, 2016 and as Vice Chairman effective as of March 31, 2016. Mr. Tremblay is party to an employment agreement and an operating agreement with subsidiaries of the Company. Mr. Joseph is party to a change of control employment agreement. After the automatic termination of such employment agreement in April 2015 in accordance with its terms, Mr. Joseph is an at-will employee of the Company. Robert Taubman and William Taubman have not entered into such agreements.
Certain of the Company's compensatory plans contain provisions regarding the acceleration of vesting and payment upon specified termination events; see “-Company Share-Based Plans” below. In addition, the Committee may authorize discretionary severance payments to its NEOs upon termination.
Company Share-Based Plans
1992 Option Plan.  The Compensation Committee is authorized to accelerate the vesting of options at any time more than six months after the grant date. The Compensation Committee is also permitted to modify, extend or renew outstanding options, or accept the cancellation or surrender of such options, except to the extent such actions would constitute a repricing of options without satisfying the applicable shareholder approval requirements of the NYSE.
If a participant's employment is terminated for cause, all vested and unvested options will be forfeited as of the termination date.
If a participant's employment with the Company is terminated for any reason, other than the death, disability, or retirement of such employee or for cause, (A) the participant's options that have not vested as of such termination date will be forfeited, and (B) the participant shall have 90 days (or such other period in the Compensation Committee's discretion) from the termination date to exercise vested options, subject to specified limitations.
Options held by an employee who dies while employed will vest immediately, and the beneficiary will have 730 days to exercise such options. Options held by an employee that becomes disabled or retires will also vest immediately upon such trigger event, and will be exercisable any time prior to the tenth anniversary of the date of grant.
Options will vest immediately upon the termination (without renewal) of the Manager's services agreement with TRG, upon any change in control of TRG, or upon TRG's permanent dissolution.
2008 Omnibus Plan.  The Committee has the authority to accelerate vesting of any of the applicable awards at any time.
The RSUs will vest immediately if a participant's employment with the Company is terminated for death, disability or retirement of such employment, or upon a change of control of TRG. Beginning with 2014 awards, RSUs will also vest immediately upon a lay-off in connection with a reduction in force. If a participant's employment with the Company is terminated for any other reason, the RSUs that have not vested as of such date will be forfeited.
Except with respect to the Special PSU awards, the PSUs will vest immediately if a participant's employment with the Company is terminated for death, disability or retirement of such employment, or upon a change of control of TRG. Beginning with 2014 awards, PSUs will also vest immediately upon a lay-off in connection with a reduction in force. The multiplier applicable to such vesting will be determined in the same manner as set forth in the award, although the vesting date will be substituted by the date of such vesting condition; provided, that, upon death, disability or retirement, the multiplier shall be one times if such vesting event occurs less than one year from the grant date. If a participant's employment with the Company is terminated for any other reason, the PSUs that have not vested as of such date will be forfeited.
The Special PSU awards will vest immediately if a participant's employment with the Company is terminated for death or disability, or upon a change of control of TRG. The multiplier applicable to such vesting will be determined in the same manner as set forth in the award, although the vesting date will be substituted by the date of such vesting condition; provided, that, upon death or disability, the multiplier shall be one times if such vesting event occurs less than one year from the grant date. If a participant's employment with the Company is terminated for any other reason, the PSUs that have not vested as of such date will be forfeited.

Deferred Compensation Plans and Arrangements
Supplemental Retirement Savings Plan.    Each NEO (except Mr. Tremblay and Mr. Joseph) participated in the plan until it was frozen in June 2013. No withdrawals are permitted under the plan during employment. As soon as practicable following the termination of employment for any reason, the employee must elect a lump-sum payment (to be paid no earlier than one year following such termination date) or annual installments (such first installment to be paid no earlier than one year following the last day of the month of termination); however, in its sole discretion, the Company may accelerate such payment plan. The acceleration provisions will be amended as necessary to comply with the new tax rules applicable to nonqualified deferred compensation arrangements. In the event the employee dies before distribution of all amounts, the beneficiary may change the form of payment with the consent of the Company.
Robert Taubman's Deferral of TRG Units.    Beginning with the earlier of Mr. Taubman's cessation of employment for any reason or the ten-year anniversary of the date of exercise, the TRG units will be paid to Mr. Taubman in ten annual installments. In January 2011, an amendment to the option deferral agreement extended the issuance of the deferred units to begin in December 2017. The deferral agreement will terminate and the Deferred TRG units will be paid to Mr. Taubman in a single distribution of TRG units upon a change of control of TRG if followed by Mr. Taubman's termination of employment within six months of such change of control.
Change of Control Employment Agreements
The agreements have three-year terms that automatically extend for an additional year on each anniversary of the first day of their terms unless a notice not to extend is given by the Company at least 60 days prior to the renewal date. If a change of control of the Company occurs during the term of the agreement, then the agreements become operative for a fixed three-year period commencing on the date of the change of control and supersede any other employment agreement between the Company and any of its affiliates, on the one hand, and the executive, on the other.
Each agreement provides generally that the executive's terms and conditions of employment, including position, location, compensation and benefits, will not be adversely changed during the three-year period after a change of control. In addition, each agreement also provides that upon a change of control or a termination of employment in anticipation of a change of control, all of the executive's share-based compensation awards that are outstanding on the date of the change of control will vest and, in specified circumstances, will become exercisable or payable.
After a change of control, if the executive's employment is terminated for cause, the executive will generally be entitled to receive:

•	accrued and unpaid compensation and benefits; and

•	other vested benefits in effect on the date of the termination.
After a change of control, if the executive's employment is terminated by reason of the person's death or disability, the executive or his or her beneficiary or estate will generally be entitled to receive:

•	the amounts noted above for termination for cause; and

•	an annual cash bonus for the year in which the termination of employment occurs, pro-rated through the date of termination.
After a change of control, if the executive's employment is terminated by the Company other than for cause, death or disability, or if the executive resigns for good reason, or upon certain terminations in connection with or in anticipation of a change of control, the executive will generally be entitled to receive:

•	the amounts noted above for termination by reason of death or disability;

•	two and a half times the executive's annual base salary and annual cash bonus;

•	continued welfare benefits and perquisites for at least thirty months; and

•	outplacement services for one year.
The annual cash bonus portion of this severance amount will be based on the higher of the highest award paid to the executive during the three years prior to the change of control or the most recent award paid to the executive prior to the date of termination of employment.

The change in control agreements have been amended to eliminate a full gross up provision and instead provide for a “best-net” determination.
Further, as a condition to receiving such funds and subject to limited specified exceptions, the executive must sign an agreement to forever release and discharge the Company and its agents from any and all liabilities of any kind whatsoever related in any way to the Company's employment of the executive that the executive has ever had or may thereafter have against the Company or its agents. The executive is also subject to customary confidentiality provisions after the termination of employment with the Company.
Employment Agreement - Ms. Payne
In January 1997, the Company entered into a three-year agreement with Ms. Payne regarding her employment as an Executive Vice President and the Chief Financial Officer of the Manager and her service to the Company in the same capacities. Beginning on the second anniversary date of such initial term and continuing on each anniversary date thereafter, the employment agreement had been extended one-year (effectively resulting in a two-year employment agreement as of each extension date). In June 2005, Ms. Payne became Vice Chairman in addition to her role as Chief Financial Officer. As noted earlier, Mr. Payne voluntarily resigned as Chief Financial Officer effective as of January 1, 2016 and as Vice Chairman effective as of March 31, 2016, upon which her employment agreement was terminated.
The employment agreement provided for an annual base salary of not less than $500,000, with consideration of upward adjustments to be reviewed annually, as well as customary benefits and perquisites. The agreement also provided for Ms. Payne's participation in the Company's annual bonus program and other share-based compensation plans.
For a voluntary termination without good reason, Ms. Payne is entitled to any amounts accrued to the date of termination and as provided for in the Company's compensatory plans.
Employment Agreement - Mr. Tremblay
In October 2010, Taubman Asia Management Limited entered into an employment agreement with Mr. Tremblay regarding his employment as President of Taubman Asia, with the initial term ending December 31, 2015. Mr. Tremblay also agreed to serve on the board of directors of The Taubman Company Asia Limited for the term of his employment. The employment agreement was amended in April 2014 to extend the term of Mr. Tremblay's employment through December 31, 2017.
The employment agreement provides for an annual base salary of $1,000,000, with consideration of upward adjustments to be reviewed annually. The agreement also provides Mr. Tremblay with a target annual bonus of 40% that was prepaid in monthly installments with a clawback provision in case the bonus is not earned under the annual bonus program.
In addition, Mr. Tremblay is eligible to receive the following perquisites: housing costs and related insurance, personal expenses, club membership, school tuition fees for secondary school, relocation expenses, automobile and related insurance, life insurance premium, long-term disability benefits, and supplemental medical benefits.
Pursuant to the agreement, if Mr. Tremblay's employment with Taubman Asia Management Limited is terminated for any reason other than (1) Mr. Tremblay's voluntary termination of his employment for good reason (including specified change of control, relocation or diminution of duties or responsibilities), (2) death or disability or (3) a termination by Taubman Asia Management Limited for cause, Mr. Tremblay shall be entitled to receive payment of (i) his base salary, and his minimum guaranteed bonus or target bonus, until the earlier of two years after such termination or the remaining term under such agreement, and (ii) specified housing costs, personal expenses and health insurance coverage plan costs for three months after termination. Mr. Tremblay is required to seek comparable employment in good faith, and payments under the clause will be reduced by amounts Mr. Tremblay receives from other employment during such payment period.
In addition, in the case of any termination, Taubman Asia Management Limited is required to pay specified relocation costs if within three months following such termination Mr. Tremblay provides notice of his desire to move outside of Hong Kong.
Following expiration or termination of the agreement, Mr. Tremblay must execute a release of claims agreement and he will be subject to the non-competition, non-solicitation and confidentiality provisions set forth therein. The non-competition provisions are applicable for the remaining term of the agreement and, in specified circumstances, for a period of one year thereafter. In addition, Mr. Tremblay is subject to a non-solicitation provision for the term of the agreement and for one year thereafter.

Operating Agreement for Taubman Properties Asia LLC - Mr. Tremblay
In October 2010, Mr. Tremblay obtained a 10% ownership interest in Taubman Properties Asia LLC, a consolidated subsidiary of the Company. He is entitled to 10% of Taubman Asia's distributions, with 85% of his distributions being withheld as contributions to capital. These withholdings will continue until he contributes and maintains his capital consistent with a 10% ownership interest, including all capital funded by TRG for Taubman Asia's operating and investment activities prior and subsequent to Mr. Tremblay obtaining his ownership interest. Mr. Tremblay's ownership interest will be reduced to 5% upon his cumulatively receiving a specified amount in distributions. TRG will have a preferred investment in Taubman Asia to the extent Mr. Tremblay has not yet contributed capital commensurate with his ownership interest. This preferred investment will accrue an annual preferential return equal to TRG's average borrowing rate (with the preferred investment and accrued return together being referred to herein as the preferred interest).
Due to Mr. Tremblay's employment by Taubman Asia on April 1, 2016, during the month ended April 30, 2016, he has the right to exercise an option to put up to 40% of his ownership interest for cash in December 2016 at a valuation determined as of October 31, 2016. Mr. Tremblay has not exercised such right as of the date hereof. In addition, Taubman Asia has the ability to call, and Mr. Tremblay has the ability to put, his ownership interest upon specified terminations of his employment, although such put or call right may not be exercised for specified time periods after certain termination events. The redemption price for the ownership interest is 50% (increasing to 100% as early as June 2017) of the fair value of the ownership interest less the amount required to return the Taubman Asia's preferred interest. The Company has determined that Mr. Tremblay's ownership interest in Taubman Asia qualifies as an equity award, considering its specific redemption provisions, and accounts for it as a contingently redeemable noncontrolling interest, with a carrying value of zero at December 31, 2015.
For purposes of the table below, the Company assumes that it would redeem Mr. Tremblay's ownership upon any termination of employment. Since the equity interest has a carrying value of zero as of December 31, 2015, it is not listed in the table below.
Change of Control/Severance Payment Table
The following table estimates the potential payments and benefits to the NEOs upon termination of employment or a change of control, assuming such event occurs on December 31, 2015. These estimates do not reflect the actual amounts that would be paid to such persons, which would only be known at the time that they become eligible for payment and would only be payable if the specified event occurs.
Items Not Reflected in Table. The following items are not reflected in the table set forth below:

•	Accrued salary, cash bonus (except to the extent specifically noted in Mr. Tremblay's employment agreement) and paid time off.

•	Costs of COBRA or any other mandated governmental assistance program to former employees.

•	Amounts outstanding under the Company's 401(k) plan.

•
Supplemental Retirement Savings Plan.    If such participant's employment is terminated for any reason, upon the occurrence of specified events (including a change of control of TRG, the dissolution of TRG or the termination (without renewal) of the Manager's services agreement with TRG), or the Company accelerates such payment as of December 31, 2015, then the participant would receive the aggregate balance amount relating to the plan as set forth in the “Nonqualified Deferred Compensation in 2015” table.

•
Robert Taubman's Deferral of TRG Units.    If Mr. Taubman's employment is terminated for any reason as of December 31, 2015, the Deferred TRG units will be paid to Mr. Taubman in ten annual installments. If Mr. Taubman's employment is terminated within six months of a change of control, then the Deferred TRG units will be paid to Mr. Taubman in a single distribution. The aggregate balance amount relating to this deferral arrangement is set forth in the “Nonqualified Deferred Compensation in 2015” table.

Other Notes Applicable to Table.

•
The 1992 Option Plan and 2008 Omnibus Plan provide for the acceleration of vesting of share-based awards upon retirement, death, disability, layoff in connection to a reduction in force or a change of control. The closing price of the Company's common stock on December 31, 2015 was $76.72. The table reflects the intrinsic value of such acceleration, which is:

•	for each unvested RSU, $76.72; and

•
for each PSU, in the case of death, disability, layoff in connection to a reduction in force (or retirement, for the Annual PSU grants) or in the case of a change of control, $76.72 multiplied by 1.96 per PSU for the 2015 Annual PSU awards and $76.72 multiplied by 0.96 per PSU for the 2014 Annual PSU awards (the estimated multiplier as of December 31, 2015 for such awards). The Annual PSU awards for 2013 had an actual 0x payout in March 2016 and the 2012 Special PSU awards had an estimated 0x payout as of December 31, 2015.

•	The Committee has discretion to accelerate the vesting of RSU and PSU awards to the extent not expressly set forth above. The table assumes the Committee does not utilize such discretion.

•	The table does not reflect the intrinsic value of vested options, which is set forth in “Outstanding Equity Awards at December 31, 2015".

•
For a termination following a change of control, the table below assumes such termination is other than for cause, death or disability, or due to the executive resigning for good reason, or upon certain terminations in connection with or in anticipation of a change of control.

•	None of the NEOs are eligible for retirement and therefore termination due to retirement is not included in the table below.

•	Life insurance amounts only reflect policies paid for by the Company.

•	The table assumes a “disability” is of a long-term nature, which triggers vesting of share-based awards. Disability payments are shown on an annual basis.

	Cash Severance ($)	Miscellaneous Benefits ($)(1)	Acceleration of Share- Based Awards ($)	Life Insurance Proceeds ($)	Annual Disability Benefits ($)	Total ($)(5)
Robert S. Taubman(2)
Death	—	—	6,639,671	1,400,000	—	8,039,671
Disability	—	—	6,639,671	—	360,000	6,999,671
Layoff in connection with a reduction in force	—	—	3,535,356	—	—	3,535,356
Change of control	—	—	6,639,671	—	—	6,639,671
Lisa A. Payne
Voluntary resignation	—	—	—	—	—	—
William S. Taubman(2)
Death	—	—	3,619,622	1,400,000	—	5,019,622
Disability	—	—	3,619,622	—	360,000	3,979,622
Layoff in connection with a reduction in force	—	—	1,823,567	—	—	1,823,567
Change of control	—	—	3,619,622	—	—	3,619,622
David S. Joseph II(3)
Termination without cause	—	—	—	—	—	—
Death	—	—	2,322,683	1,400,000	—	3,722,683
Disability	—	—	2,322,683	—	360,000	2,682,683
Layoff in connection with a reduction in force	—	—	1,188,548	—	—	1,188,548
Change of control	2,613,625	185,200	2,322,683	—	—	5,121,508
Rene Tremblay(4)
Termination without cause or by executive for good reason	2,973,500	90,807	—	—	—	3,064,307
Death	—	—	462,775	1,400,000	—	1,862,775
Disability	—	—	462,775	—	133,800	596,575
Layoff in connection with a reduction in force	—	—	462,775	—	—	462,775
Change of control	2,973,500	90,807	462,775	—	—	3,527,082
_____________

(1)	Amount includes the value of continuing health and welfare benefits for 30 months after December 31, 2015 and outplacement services for one year after December 31, 2015.

(2)
Except as specified in “-Items Not Reflected in Table,” such person does not receive any additional payments if (A) he voluntarily terminates his employment, or (B) his employment is terminated by the Company with or without cause.

(3)
Except as specified in “-Items Not Reflected in Table”, he does not receive any additional payments if (A) he voluntarily terminates such employment, or (B) his employment is terminated by the Company with cause.

(4)
Except as specified in “-Items Not Reflected in Table”, he does not receive any additional payments if (A) he voluntarily terminates such employment without good reason, or (B) his employment is terminated by the Company with cause.

(5)	For terminations due to disability, the total amounts only include one year of disability benefits. In actuality, such amount will be paid on an annual basis.

RELATED PERSON TRANSACTIONS

Policies and Procedures
To assist the Company in complying with its disclosure obligations and to enhance the Company's disclosure controls, the Board approved a written policy regarding related person transactions. A “related person” is a director, officer, nominee for director or a more than 5% shareholder (of any class of the Company's Voting Stock) since the beginning of the Company's last completed fiscal year, and their immediate family members. A "related person transaction" is any transaction or any series of transactions in which the Company was or is to be a participant, the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.
Specifically, the policy establishes a process for identifying related persons and procedures for reviewing and approving such related person transactions. In addition, directors and executive officers are required to complete an annual questionnaire in connection with the Company's proxy statement for its annual meeting of shareholders, which includes questions regarding related person transactions, and such persons also are required to provide written notice to the Company's General Counsel or outside general counsel of any updates to such information prior to the annual meeting. Further, the Company's financial and other departments have established additional procedures to assist the Company in identifying existing and potential related person transactions and other potential conflict of interest transactions.
From January 1, 2015 through the date hereof, the Company's related person transactions were solely with members of the Taubman family and their affiliates. The Audit Committee and/or the independent directors of the Board reviewed such business transactions to ensure that the Company's involvement in such transactions was on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party and was in the best interests of the Company and its shareholders. When necessary or appropriate, the Company has engaged third party consultants and special counsel, and the Board has created a special committee, to review such transactions. While Robert Taubman and William Taubman may participate in certain discussions regarding Company transactions with the Taubman family and affiliates, they recuse themselves from the approval process by the Board or Audit Committee and do not negotiate contractual terms or control the Company's strategies with respect to such transactions.

2015 Related Person Transactions
The Manager is the manager of the Sunvalley shopping center (Sunvalley) in Contra Costa County, California, and has been the manager since its original development (opened in 1967). TRG owns a 50% general partnership interest in SunValley Associates, a California general partnership, which indirectly owns the center. The other 50% partner consists of two entities owned and controlled by the A. Alfred Taubman Restated Revocable Trust (Robert Taubman, William Taubman and Gayle Taubman Kalisman are co-trustees of such trust). A. Alfred Taubman was the former Chairman of the Board and the father of Robert and William Taubman. Sunvalley's partnership agreement names TRG as the managing general partner and provides that so long as TRG has an ownership interest in the property, the Manager will remain its manager and leasing agent. Sunvalley is subject to a ground lease on the land, which is owned by Taubman Land Associates LLC (Taubman Land). Taubman Land is owned 50% by an affiliate of TRG and 50% by an entity owned and controlled by Robert Taubman, William Taubman and Gayle Taubman Kalisman. Rent was $1.6 million for 2015.
The A. Alfred Taubman Restated Revocable Trust and certain of its affiliates receive various management services from the Manager. For such services, A. Alfred Taubman Restated Revocable Trust and affiliates paid the Manager approximately $2.9 million in 2015.
Taubman Ventures Management, an operating division of TVG that manages the personal assets of, and provides administrative services to, the Taubman family, including A. Alfred Taubman and his estate (collectively, the “Taubman Family”), utilizes a portion of the Manager's Bloomfield Hills, Michigan offices and a portion of the Manager's New York offices. For the use of the office space, Taubman Ventures Management paid the Manager approximately $295,000 in 2015, representing its pro rata share of the total occupancy costs. In addition, employees of Taubman Ventures Management and other affiliated companies of the Taubman Family were enrolled in the benefit program of the Manager. For participation in the Manager's benefit program, participants paid the Manager approximately $56,000 in 2015, representing 100% reimbursement of the costs associated with such participation in the benefit program plus a 15% administrative fee. Offsetting this expense is a $117,000 refund paid by the Manager due to a health and dental surplus as a result of lower claims. This refund was calculated based on the participants' share of participating employees in the benefit program.

The Manager leases a corporate plane for business use and was reimbursed approximately $514,000 in 2015 by the Taubman Family for personal use of the corporate plane, representing 100% of the incremental costs of such use. See “Compensation Discussion and Analysis-Description and Analysis of 2015 Compensation Elements” for information on calculating incremental cost to the Company in respect of corporate plane use.
At the time of the Company's initial public offering and its acquisition of its partnership interest in TRG in 1992, the Company entered into an agreement (the Cash Tender Agreement) with A. Alfred Taubman as trustee of the A. Alfred Taubman Restated Revocable Trust (the Revocable Trust) and TRA Partners (now Taubman Ventures Group LLC or TVG), each of whom owned an interest in TRG, whereby each of the revocable trust and TVG has the right to tender to the Company TRG units (provided that the aggregate value is at least $50 million) and cause the Company to purchase the tendered interests at a purchase price based on its market valuation on the trading date immediately preceding the date of the tender. TVG is controlled by a majority-in-interest among the Revocable Trust and entities affiliated with the children of A. Alfred Taubman (Robert S. Taubman, William S. Taubman, and Gayle Taubman Kalisman). At the election of the person making a tender, partnership units in the Operating Partnership held by members of A. Alfred Taubman’s family and partnership units held by entities in which his family members hold interests may be included in such a tender. The Company will have the option to pay for these interests from available cash, borrowed funds, or from the proceeds of an offering of common stock. Generally, the Company expects to finance these purchases through the sale of new shares of its stock. The tendering partner will bear all market risk if the market price at closing is less than the purchase price and will bear the costs of sale. Any proceeds of the offering in excess of the purchase price will be for the sole benefit of the Company. The Company accounts for the Cash Tender Agreement as a freestanding written put option. As the option put price is defined by the current market price of the Company's stock at the time of tender, the fair value of the written option defined by the Cash Tender Agreement is considered to be zero. Based on a market value at December 31, 2015 of $76.72 per common share, the aggregate value of interests in TRG that may be tendered under the Cash Tender Agreement was approximately $1.9 billion. The purchase of these interests at December 31, 2015 would have resulted in the Company owning an additional 28% interest in TRG.

AUDIT COMMITTEE MATTERS
The Audit Committee acts under a written charter available on the Company's website, www.taubman.com, under the Investors - Corporate Governance tab. Each member of the Audit Committee is independent under the Company's Corporate Governance Guidelines and as independence for audit committee members is defined by the rules adopted by the SEC and the NYSE.
As described more fully in its charter, the Audit Committee is responsible for providing independent, objective oversight and review of the Company's accounting and financial reporting functions, including monitoring the effectiveness of the Company's internal control over financial reporting, disclosure controls and internal audit function. Management has the primary responsibility for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls and compliance with applicable laws and regulations. KPMG, the Company's independent registered public accounting firm, is responsible for performing an independent audit of the Company's consolidated financial statements and the effectiveness of the Company's internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.) (“PCAOB”) and for expressing their opinions thereon.
The responsibilities of the Audit Committee include engaging an accounting firm to be the Company's independent registered public accounting firm and establishing the terms of retention, including compensation. Additionally, the Audit Committee reviews and evaluates, and discusses and consults with management, internal audit personnel and the independent registered public accounting firm on matters which include the following:

•	the plan for, and the independent registered public accounting firm's report on, each audit of the Company's financial statements;

•	the Company's quarterly and annual financial statements contained in reports filed with the SEC or sent to shareholders;

•	changes in the Company's accounting practices, principles, controls or methodologies, or in its financial statements;

•	significant developments in accounting rules;

•	the adequacy of the Company's internal accounting controls, and accounting, financial and auditing personnel; and

•
the continued independence of the Company's independent registered public accounting firm and the monitoring of any engagement of the independent registered public accounting firm to provide non-audit services.

Pre-Approval Policies and Procedures
The Audit Committee has developed policies and procedures concerning its pre-approval of the performance of audit and non-audit services. These policies and procedures provide that the Audit Committee must pre-approve all audit and permitted non-audit services to be performed for the Company. If a product or service arises that was not already pre-approved, the Audit Committee has delegated to the Chairman of the Audit Committee the authority to consider and pre-approve such services between quarterly meetings of the Audit Committee. In pre-approving all audit services and permitted non-audit services, the Audit Committee or the Chairman of the Audit Committee must consider whether the provision of the permitted non-audit services is consistent with maintaining the independence of the Company's independent registered public accounting firm. Any interim approvals granted by the Chairman of the Audit Committee are reported to the entire Audit Committee at its next regularly scheduled meeting.

KPMG Fees
The following table sets forth the fees the Company was billed for audit and other services provided by KPMG in 2015 and 2014. All of such services were approved in conformity with the pre-approval policies and procedures described above. The Audit Committee, based on its reviews and discussions with management and KPMG noted above, determined that the provision of these services was compatible with maintaining KPMG's independence.

	2015 ($)	2014 ($)
Audit Fees	1,584,475	1,758,093
Audit-Related Fees	22,950	74,250
Tax Fees	1,277	27,551
Other Fees	—	—
Total Fees	1,608,702	1,859,894
Audit Fees. Audit fees relate to professional services rendered by KPMG for the audits of the Company's annual financial statements and the Company's internal control over financial reporting, review of the financial statements included in the Company's quarterly reports on Form 10-Q and services that are normally provided by the accountant in connection with these filings. The table includes $631,100 and $728,500 in 2015 and 2014, respectively, related to individual shopping center audit reports.
Audit-Related Fees. Audit-related fees relate to assurance and related services by KPMG that are reasonably related to the performance of the audit or review of the Company's financial statements. In 2015, audit-related services primarily consisted of fees for services related to the audit of an employee benefit plan. In 2014, audit-related services consisted of fees for services related to the Company’s development project in Xi’an, China, the audit of an employee benefit plan, and agreed upon procedures relating to one of the Company's share-based compensation grants.
Tax Fees. Tax fees in 2015 and 2014 relate to tax consulting and compliance services for certain tax filings.
REPORT OF THE AUDIT COMMITTEE
In connection with the Company's annual report on Form 10-K for the year ended December 31, 2015, and the consolidated financial statements to be included therein, the Audit Committee has:

(1)	reviewed and discussed the audited consolidated financial statements with management;

(2)	discussed with KPMG, the Company's independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standard No. 16, as amended; and

(3)
received the written disclosures and letter from KPMG required by the applicable requirements of the PCAOB regarding KPMG's communications with the Audit Committee concerning independence, and has discussed with KPMG its independence with respect to the Company.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Company's audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2015 filed with the SEC.
The Audit Committee
Jerome A. Chazen, Chairman
William U. Parfet
Ronald W. Tysoe

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016
Although shareholder ratification of the appointment is not required by law and is not binding on the Company, the Audit Committee will take the appointment of KPMG under advisement if such appointment is not ratified by the affirmative vote of two-thirds of the shares of Voting Stock outstanding on the record date. KPMG has served as the Company's independent registered public accounting firm since 2004, and the appointment of KPMG in such years was ratified by the Company's shareholders at the respective annual meetings. See “Audit Committee Matters” for a description of fees in 2015 and 2014 and other matters related to KPMG's provision of services to the Company.
The Company expects that representatives of KPMG will be present at the annual meeting and will be available to respond to appropriate questions. Such representatives will also have an opportunity to make a statement.
The Board recommends that the shareholders vote FOR the ratification of KPMG as the Company's independent registered public accounting firm for the year ending December 31, 2016.

PROPOSAL 3 - ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
The Board proposes that shareholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the SEC's rules (commonly known as a “say-on-pay” proposal). We recognize the interest our shareholders have in the compensation of our executives and we are providing this advisory proposal in recognition of that interest and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act.
In a non-binding advisory vote on the frequency of the say-on-pay proposal held at our 2011 annual meeting of shareholders, shareholders voted in favor of holding say-on-pay votes annually. In light of this result and other factors considered by the Board, the Board determined that the Company would hold advisory say-on-pay votes on an annual basis until the next required advisory vote on such frequency. The next advisory say-on-pay vote, and frequency of the say-on-pay proposal, will occur at our 2017 annual meeting of shareholders.
As described in detail under the heading “Compensation Discussion and Analysis,” our NEO compensation program is designed to attract, motivate, and retain our named executive officers, who are critical to our success, and ensure an alignment of interests of such persons with our shareholders. Under this program, our NEOs are rewarded for their service to the Company, the achievement of specific performance goals and the realization of increased shareholder value. We believe our executive officer compensation programs also are structured appropriately to support our Company and business objectives, as well as to support our culture. The Compensation Committee regularly reviews the compensation programs for our NEOs to ensure the fulfillment of our compensation philosophy and goals.
Please read the “Compensation Discussion and Analysis,” beginning on page 33 (which includes an Executive Summary), and the “Named Executive Officer Compensation Tables,” beginning on page 50, for additional details about our NEO compensation program, including information about the target and earned compensation of our NEOs in 2015.
We are asking our shareholders to indicate their support for our NEO compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the annual meeting:
“RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”
The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. We value the opinions of our shareholders and to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider our shareholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
The Board recommends that the shareholders vote FOR the approval of the compensation of our NEOs, as disclosed in this proxy statement pursuant to the rules of the SEC.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act), requires the Company's directors, its executive officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities (“insiders”) to file reports with the SEC regarding their pecuniary interest in any of the Company's equity securities and any changes thereto, and to furnish copies of these reports to the Company. Based on the Company's review of the insiders' forms furnished to the Company or filed with the SEC and representations made by the directors and executive officers of the Company, no insider failed to file on a timely basis a Section 16(a) report in 2015.
The Board has determined that the current members of the Compensation Committee qualify as non-employee directors as defined in Rule 16b-3 of the Exchange Act.

Cost of Proxy Solicitation
The cost of preparing, assembling and mailing the proxy material will be paid by the Company. The Company will request brokers, banks and other nominees to send the Notice and/or proxy materials to, and to obtain proxies from, the beneficial owners and will reimburse such holders for their reasonable expenses in doing so. In addition, the Company's directors, officers and regular employees may solicit proxies by mail, telephone, facsimile or in person, but they will not receive any additional compensation for such work. Further, Innisfree M&A Incorporated has been retained to provide proxy solicitation services for a fee not to exceed $12,500 (excluding expenses).

Presentation of Shareholder Proposals and Nominations at 2017 Annual Meeting
Any shareholder proposal intended to be included in the Company's proxy statement and form of proxy for the 2017 annual meeting (pursuant to Rule 14a-8 of the Exchange Act) must be received by the Company's Assistant Secretary, Chris Heaphy, 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304-2324 by the close of business on December 21, 2016, and must otherwise be in compliance with the requirements of the SEC's proxy rules.
Any director nomination or shareholder proposal of other business intended to be presented for consideration at the 2017 annual meeting, but not intended to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting (i.e. not pursuant to Rule 14a-8 of the Exchange Act), must be received by the Company at the address stated above between February 1, 2017 and the close of business on March 3, 2017 to be considered timely. However, if the 2017 annual meeting occurs more than 30 days before or 60 days after June 1, 2017, the Company must receive nominations or proposals (A) not later than the close of business on the later of the 90th day prior to the date of the 2017 annual meeting or the 10th day following the day on which public announcement is made of the date of the 2017 annual meeting, and (B) not earlier than the 120th day prior to the 2017 annual meeting. See “Board Matters-Committees of the Board-Nominating and Corporate Governance Committee” for further information on the advance notice provisions set forth in the By-laws.

Householding
The Company has elected to send a single copy of its annual report and this proxy statement to any household at which two or more shareholders reside unless one of the shareholders at such address provides notice that he or she desires to receive individual copies or has elected e-mail delivery of proxy materials. This “householding” practice reduces the Company's printing and postage costs. Shareholders may request to discontinue or re-start householding, or request a separate copy of the 2015 annual report and 2016 proxy statement (which will be delivered promptly upon request), as follows:

•	Shareholders owning their Voting Stock through a broker, bank or other nominee should contact such record holder directly; and

•
Shareholders of record should contact Broadridge Investor Communications Solutions, toll-free at 1-866-540-7095, or may write to: Broadridge Investor Communications Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

2015 ANNUAL REPORT
The annual report of the Company for the year ended December 31, 2015, including financial statements for the three years ended December 31, 2015 audited by KPMG, the Company's independent registered public accounting firm, is being furnished with the proxy statement through the Internet, via e-mail or by paper delivery. See “About the Meeting-How can I access the Company's proxy materials and other reports filed with the SEC?” for further information about delivery of the 2015 annual report.
We urge you to vote promptly to save us the expense of additional solicitation.
By Order of the Board of Directors,
Robert S. Taubman,
Chairman of the Board, President and
Chief Executive Officer
April 12, 2016

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 26, 2016 for shareholders in The Taubman Company's 401(k) Plan and up until 11:59 P.M. Eastern Time on May 31, 2016 for registered and Series B Preferred shareholders. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

TAUBMAN CENTERS, INC. 200 EAST LONG LAKE RD. SUITE 300 BLOOMFIELD HILLS, MI 48304-2324	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Taubman Centers, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 26, 2016 for shareholders in The Taubman Company's 401(k) Plan and up until 11:59 P.M. Eastern Time on May 31, 2016 for registered and Series B Preferred shareholders. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLANK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors	☐	☐	☐
Nominees

01 Jerome A. Chazen 02 Craig M. Hatkoff	03 Ronald W. Tysoe

The Board of Directors recommends you vote FOR proposals 2 and 3.					For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2016.					☐	☐	☐
3. Advisory approval of the named executive officer compensation.					☐	☐	☐

NOTE: Election of Nominees above is for a three-year term.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Date				Date
Signature (PLEASE SIGN WITHIN BOX)				Signature (Joint Owners)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .
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THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS - JUNE 1, 2016

The undersigned appoints each of Robert S. Taubman and Simon J. Leopold, with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Taubman Centers, Inc. on Wednesday June 1, 2016 and at any adjournment or postponement, and to vote at such meeting the shares of common stock and Series B Preferred Stock that the undersigned would be entitled to vote if personally present in accordance with the following instructions and to vote in their judgment upon all other matters that may properly come before the meeting and any adjournment or postponement. The undersigned revokes any proxy previously given to vote at such meeting.

EXCEPT AS SET FORTH BELOW FOR SHARES HELD IN THE TAUBMAN COMPANY AND RELATED ENTITIES EMPLOYEE RETIREMENT SAVINGS PLAN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN FAVOR OF ITEMS 1, 2 and 3 IF THIS PROXY IS PROPERLY EXECUTED AND NO INSTRUCTION IS PROVIDED FOR SUCH ITEMS.

This proxy also provides voting instructions for shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Taubman Stock Fund in The Taubman Company and Related Entities Employee Retirement Savings Plan (the "401(k) Plan"). This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11:59 P.M. Eastern Time on May 26, 2016, the 401(k) Plan's Trustee will vote shares held in the plan in the same proportion as votes received from other participants in the 401(k) Plan.

Continued and to be signed on reverse side